Exhibit 99.1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Trane Inc.

We have audited the accompanying consolidated balance sheets of Trane Inc. as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Trane Inc. at December 31, 2007 and 2006, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, Trane Inc. changed its method of accounting for uncertainty in income taxes effective January 1, 2007, stock-based compensation effective January 1, 2006 and defined benefit pension and other post-retirement plan obligations effective December 31, 2006.

/s/ Ernst & Young LLP

New York, New York

February 14, 2008

TRANE INC.

CONSOLIDATED STATEMENT OF INCOME

	Year Ended December 31,
(Amounts in millions, except per share data)	2007	2006	2005
Sales	$7,449.6	$6,758.1	$6,014.7
Cost of sales	5,331.9	4,796.1	4,308.9
Selling and administrative expenses	1,400.2	1,312.0	1,191.2

Operating income	717.5	650.0	514.6
Other (income) expense	5.5	(8.2)	(13.5)
Interest expense	109.6	114.6	113.3

Income from continuing operations before income taxes	602.4	543.6	414.8
Income taxes	202.2	157.7	95.6

Income from continuing operations	400.2	385.9	319.2
Income (loss) from discontinued operations, net of income taxes	(113.9)	155.1	237.1

Net income	$286.3	$541.0	$556.3

Earnings per share:
Basic net income per common share:
Income from continuing operations	$2.01	$1.91	$1.51
Income (loss) from discontinued operations	(0.57)	0.77	1.12

Net income	$1.44	$2.68	$2.63

Diluted net income per common share:
Income from continuing operations	$1.96	$1.87	$1.47
Income (loss) from discontinued operations	(0.56)	0.75	1.09

Net income	$1.40	$2.62	$2.56

Weighted-average common shares outstanding:
Basic	199.0	201.7	211.3
Diluted	204.5	206.3	217.0

See Notes to Consolidated Financial Statements.

TRANE INC.

CONSOLIDATED BALANCE SHEET

	December 31,
(Amounts in millions, except share data)	2007	2006
ASSETS

Current assets:
Cash and cash equivalents	$902.5	$232.9
Accounts receivable, less allowance for doubtful accounts—$42.8 in 2007; $39.4 in 2006	1,138.5	930.3
Inventories	697.3	691.9
Future income tax benefits	78.9	70.2
Other current assets	235.2	319.7
Assets of discontinued operations	—	3,397.1

Total current assets	3,052.4	5,642.1
Facilities, at cost, net of accumulated depreciation	833.0	758.7
Goodwill	318.5	305.2
Long-term asbestos receivable	336.9	336.6
Long-term future income tax benefits	224.5	194.6
Investment in associated companies	27.3	30.5
Other assets	304.7	154.8

TOTAL ASSETS	$5,097.3	$7,422.5

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Loans payable to banks	$28.5	$77.5
Current maturities of long-term debt	343.8	23.1
Accounts payable	484.6	427.2
Accrued payrolls	279.0	244.6
Current portion of warranties	155.6	137.3
Taxes on income	122.2	48.8
Deferred revenue	228.7	172.5
Other accrued liabilities	596.7	497.0
Liabilities of discontinued operations	—	1,783.3

Total current liabilities	2,239.1	3,411.3
Long-term debt	687.2	1,543.4

Other long-term liabilities:
Post-retirement benefits	311.5	334.8
Asbestos liability	628.2	652.8
Warranties	311.9	275.3
Deferred tax liabilities	11.4	70.6
Other long-term liabilities	369.8	210.8

Total liabilities	4,559.1	6,499.0
Commitments and contingencies

Shareholders’ equity:
Preferred stock, 2,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value, 560,000,000 shares authorized; shares issued: 251,776,794 in 2007; 251,773,228 in 2006; and shares outstanding: 194,464,230 in 2007; 199,891,689 in 2006	2.5	2.5
Capital surplus	959.0	897.0
Treasury stock, at cost: 57,312,564 shares in 2007; 51,881,539 shares in 2006	(1,764.9)	(1,523.3)
Retained earnings	1,577.8	1,972.4

Accumulated other comprehensive income:
Deferred gain on hedge contracts	1.4	3.3
Foreign currency translation effects	(127.8)	(138.9)
Unrealized losses on benefit plans	(109.8)	(289.5)

Total shareholders’ equity	538.2	923.5

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,097.3	$7,422.5

See Notes to Consolidated Financial Statements.

TRANE INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,
(Amounts in millions)	2007	2006	2005

Cash flows from operating activities:
Net income	$286.3	$541.0	$556.3
Less: Income from discontinued operations, net of income taxes	(113.9)	155.1	237.1

Income from continuing operations	400.2	385.9	319.2

Adjustments to reconcile net cash provided by operating activities:
Depreciation	87.5	76.6	70.7
Amortization of capitalized software and other intangibles	27.8	31.0	29.5
Equity in earnings of unconsolidated joint ventures, net of dividends received	2.4	(4.5)	(11.0)
Non-cash compensation expense	99.0	88.3	60.7
Deferred income taxes	(75.8)	(8.3)	22.5
Gain on sale of property, plant and equipment	(0.1)	(11.0)	(3.8)

Changes in assets and liabilities, net of the effects of divestitures:
Accounts receivable	(184.4)	(83.2)	(45.7)
Inventories	9.9	(136.5)	2.3
Accounts payable	38.3	(87.6)	35.5
Other accrued liabilities and taxes	176.0	134.9	69.4
Post-retirement benefits	(32.7)	20.7	(16.1)
Net asbestos indemnity liability	(24.9)	27.2	5.2
Other current and long-term assets	(31.7)	(38.5)	(52.4)
Other long-term liabilities	177.7	47.9	2.5

Net cash provided by operating activities	669.2	442.9	488.5

Net cash provided by (used in) discontinued operating activities	(389.5)	263.4	331.9

Cash flows from investing activities:
Proceeds from sale of Bath and Kitchen, net of retained cash	1,769.5	—	—
Purchases of property, plant and equipment	(142.8)	(134.4)	(160.0)
Investments in affiliated companies and other businesses	(11.8)	(0.2)	(8.4)
Investments in computer software	(26.2)	(25.3)	(22.8)
Proceeds from joint venture, net	—	3.9	12.2
Proceeds from sale of other businesses and property, plant and equipment	6.8	25.1	20.5

Net cash provided by (used in) investing activities	1,595.5	(130.9)	(158.5)

Net cash used by discontinued investing activities	(83.1)	(104.8)	(164.8)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	34.4	16.9	214.1
Repayments of long-term debt	(32.5)	(311.3)	(211.1)
Net change in revolving credit facilities	(554.0)	285.2	189.2
Net change in other short-term debt	(75.2)	65.5	(54.5)
Purchases of treasury stock	(458.2)	(450.0)	(500.0)
Dividend payments	(135.8)	(144.8)	(126.4)
Proceeds from exercise of stock options	101.4	45.7	35.6
Proceeds from (payment of) foreign exchange forward contracts	—	1.4	(4.1)
Tax benefit from exercise of stock options	61.3	20.5	8.7
Transfer from (to) discontinued operations	(445.3)	65.5	293.4
Cash distributed to WABCO	(101.3)	—	—

Net cash used by financing activities	(1,605.2)	(405.4)	(155.1)

Net cash provided by (used in) discontinued financing activities	403.0	(176.1)	(175.1)

Effect of exchange rate changes on cash and cash equivalents	10.1	7.5	(3.1)
Effect of exchange rate changes on cash related to discontinued operations	8.7	6.5	(2.5)

Net increase (decrease) in cash and cash equivalents	608.7	(96.9)	161.3
Less: Net decrease in cash related to discontinued operations	(60.9)	(11.0)	(10.5)
Cash and cash equivalents at beginning of year	232.9	318.8	147.0

Cash and cash equivalents at end of year	$902.5	$232.9	$318.8

Cash paid during the year for:
Interest	$112.4	$117.7	$110.9
Taxes	$220.3	$191.6	$185.3

See Notes to Consolidated Financial Statements.

TRANE INC.

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

(Amounts in millions)	Common Stock	Capital Surplus	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Income				Compre- hensive Income
					Deferred Gain on Hedge Contracts	Foreign Currency Translation Effects	Unrealized Gain (Loss) on Benefit Plans	Minimum Pension Liability Adjustment
Balance at December 31, 2004	$2.5	$794.5	$(760.1)	$1,146.6	$9.3	$(102.8)	$—	$(159.7)
Net income	—	—	—	556.3	—	—	—	—	$556.3
Foreign currency translation	—	—	—	—	—	(109.8)	—	9.5	(100.3)
Deferred gain on hedge contracts, net of taxes	—	—	—	—	11.6	—	—	—	11.6
Minimum pension liability adjustment, net of taxes	—	—	—	—	—	—	—	32.4	32.4

Total comprehensive income									$500.0

Dividends paid	—	—	—	(126.4)	—	—	—	—
Treasury stock purchased	—	—	(500.0)	—	—	—	—	—
Stock options exercised	—	(7.2)	42.9	—	—	—	—	—
Stock options tax benefit	—	13.3	—	—	—	—	—	—
Stock issued to Employee Stock Ownership Plan	—	29.1	35.3	—	—	—	—	—
Stock issued to Employee Stock Purchase Plan	—	3.4	5.3	—	—	—	—	—
Other common stock issued or reacquired	—	1.3	(4.8)	—	—	—	—	—

Balance at December 31, 2005	$2.5	$834.4	$(1,181.4)	$1,576.5	$20.9	$(212.6)	$—	$(117.8)

Net income	—	—	—	541.0	—	—	—	—	$541.0
Foreign currency translation	—	—	—	—	—	73.7	—	(6.2)	67.5
Deferred gain on hedge contracts, net of taxes	—	—	—	—	(17.6)	—	—	—	(17.6)
Minimum pension liability adjustment, net of taxes	—	—	—	—	—	—	—	79.3	79.3

Total comprehensive income									$670.2

Adoption of FAS 158, net of taxes	—	—	—	—	—	—	(289.5)	44.7
Dividends paid	—	—	—	(145.1)	—	—	—	—
Treasury stock purchased	—	—	(450.0)	—	—	—	—	—
Stock options exercised	—	(8.2)	53.8	—	—	—	—	—
Stock options tax benefit	—	15.6	—	—	—	—	—	—
Stock issued to Employee Stock Ownership Plan	—	21.9	46.0	—	—	—	—	—
Stock issued to Employee Stock Purchase Plan	—	2.1	7.4	—	—	—	—	—
Stock-based compensation and other stock issued	—	31.2	0.9	—	—	—	—	—

Balance at December 31, 2006	$2.5	$897.0	$(1,523.3)	$1,972.4	$3.3	$(138.9)	$(289.5)	$—
Net income	—	—	—	286.3	—	—	—	—	$286.3
Foreign currency translation	—	—	—	—	—	102.3	(14.0)	—	88.3
Deferred gain on hedge contracts, net of taxes	—	—	—	—	(1.9)	—	—	—	(1.9)
Sale of Bath and Kitchen	—	—	—	—	—	0.1	85.3	—	85.4
Unrealized gain on benefit plans, net of taxes	—	—	—	—	—	—	30.2	—	30.2

Total comprehensive income									$488.3

Dividends paid	—	—	—	(135.8)	—	—	—	—
Adoption of FIN 48	—	—	—	(19.1)	—	—	—	—
Treasury stock purchased	—	—	(458.2)	—	—	—	—	—
Stock options exercised	—	(59.8)	161.2	—	—	—	—	—
Stock options tax benefit	—	60.8	—	—	—	—	—	—
Stock issued to Employee Stock Ownership Plan	—	23.7	46.2	—	—	—	—	—
Stock issued to Employee Stock Purchase Plan	—	2.5	7.3	—	—	—	—	—
Stock-based compensation and other stock issued	—	34.8	1.9	—	—	—	—	—
Distribution of WABCO	—	—	—	(526.0)	—	(91.3)	78.2	—

Balance at December 31, 2007	$2.5	$959.0	$(1,764.9)	$1,577.8	$1.4	$(127.8)	$(109.8)	$—

See Notes to Consolidated Financial Statements.

TRANE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. Description of Company

Trane Inc. (formerly known as American Standard Companies Inc.) (the “Company”) is a Delaware corporation incorporated in 1988. “Trane” or the “Company” refers to the Company, or to the Company and Trane U.S. Inc. (formerly known as American Standard Inc.) or Trane International Inc. (formerly known as American Standard International Inc.), each a wholly-owned subsidiary, including their subsidiaries, as the context requires.

Trane is a leading global manufacturer of commercial and residential heating, ventilation and air conditioning equipment (“HVAC”) and provides market-leading systems and services that enhance the quality and comfort of the air in homes and buildings around the world. The Company offers customers a broad range of energy-efficient HVAC systems: dehumidifying and air cleaning products; service and parts support and advanced building controls. The Company’s systems and services have leading positions in premium commercial, residential, institutional and industrial markets; a reputation for reliability, high quality and product innovation; and a broad, well-established distribution network.

Separation

On February 1, 2007, Trane (then known as American Standard Companies Inc.) announced that its Board of Directors had completed a strategic review of the Company and unanimously approved a plan to separate its three businesses during 2007. The announced separation included a plan to spin off Trane’s Vehicle Control Systems business and to sell its Bath and Kitchen business, with Trane retaining and focusing on its global HVAC business. The Board of Directors concluded that separating the three businesses would create greater shareholder value than the existing company structure and provide the separated companies with substantial opportunities and benefits allowing them to more effectively operate their respective businesses, including providing the separated companies with increased strategic focus, enhanced opportunities for growth, increased market recognition, improved capital flexibility and increased ability to attract, retain and motivate employees.

On July 12, 2007, the Board of Directors of Trane approved the spinoff of the Vehicle Control Systems business into a new publicly traded company named WABCO Holdings Inc. (“WABCO”). The spinoff of WABCO was completed on July 31, 2007 and WABCO began trading thereafter as an independent company on the New York Stock Exchange (“NYSE”) under the ticker symbol “WBC.”

On July 23, 2007, the Company entered into an agreement to sell its Bath and Kitchen business to affiliates of Bain Capital Partners, LLC. The sale was completed on October 31, 2007 for approximately $1.745 billion, after closing adjustments but subject to certain post-closing adjustments. Combined with the proceeds received by the Company from the sale of its Venesta Washroom Systems business (which was formerly part of the Bath and Kitchen business) in March 2007, the Company’s gross proceeds from the sale of the Bath and Kitchen business totaled approximately $1.91 billion. A portion of the proceeds from the sale of Bath and Kitchen, after expenses and taxes, was used to reduce debt.

Upon completion of the spinoff of the Vehicle Control Systems business and the sale of the Bath and Kitchen business, the Company’s operations consist of its Air Conditioning Systems and Services business, which manufactures, sells and services HVAC equipment systems and controls. Following receipt of shareholder approval, American Standard Companies Inc. changed its name to Trane Inc. on November 28, 2007 and began trading on the NYSE under the ticker symbol “TT.”

Merger Agreement with Ingersoll Rand

On December 17, 2007, the Company announced that on December 15, 2007 it had entered into an agreement and plan of merger with Ingersoll-Rand Company Limited (“Ingersoll Rand”) and Indian Merger Sub,

Inc., a wholly-owned subsidiary of Ingersoll Rand (“Merger Sub”), providing for the acquisition of the Company by Ingersoll Rand, a company publicly traded on the NYSE. Subject to the terms and conditions of the merger agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Ingersoll Rand. At the effective time of the merger, each outstanding share of common stock of the Company, other than shares owned by the Company or Ingersoll Rand and any dissenting shares, will be converted into the right to receive a combination of (i) 0.23 (the “Exchange Ratio”) of a share of Ingersoll Rand Class A common share and (ii) $36.50 in cash (the “Cash Consideration”), without interest. Under the merger agreement, in the event that the Company or Ingersoll Rand reasonably determines in good faith that it is necessary to do so, in order to complete the merger without a vote of Ingersoll Rand shareholders, the Cash Consideration may be increased by an amount up to $1.00 per share (with a corresponding reduction to the Exchange Ratio). The merger is subject to customary closing conditions, including the approval of the Company’s shareholders and the receipt of certain required antitrust approvals and clearances. The Company received the necessary antitrust approvals under the Hart-Scott-Rodino Act on January 31, 2008. The Company currently anticipates that the merger will be completed in the second calendar quarter of 2008.

NOTE 2. Accounting Policies

Financial Statement Presentation—The financial statements include the accounts of majority-owned subsidiaries; intercompany transactions are eliminated. Investments in unconsolidated joint ventures (generally a 20 percent to 50 percent ownership interest) are included at cost plus the Company’s equity in undistributed earnings in accordance with the equity method of accounting and reflected as investments in associated companies in the consolidated balance sheet. Certain reclassifications of amounts reported in prior years have been made to conform to the 2007 classifications.

The Vehicle Control Systems and Bath and Kitchen businesses have been reported as discontinued operations for all periods presented in the accompanying consolidated financial statements in accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment of Long-Lived Assets.

Use of Estimates—The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Some of the most significant estimates included in the preparation of the consolidated financial statements are related to revenue recognition, post-retirement benefits, warranties, income taxes, insurance recoveries, asbestos indemnity liabilities, stock based compensation and commitments and contingencies.

Foreign Currency Translation—In accordance with Statement of Financial Accounting Standards No. 52, Foreign Currency Translation, adjustments resulting from translating foreign functional currency assets and liabilities into U.S. dollars are recorded in a separate component of shareholders’ equity. Gains or losses resulting from transactions in other than the functional currency are reflected in the Consolidated Statement of Income, except for transactions which hedge net investments in a foreign entity and intercompany transactions of a long-term investment nature. For operations in countries that have hyper-inflationary economies, net income includes gains and losses from translating assets and liabilities at year-end rates of exchange, except for inventories and facilities, which are translated at historical rates.

Revenue Recognition—In accordance with Securities and Exchange Commission’s Staff Accounting Bulletin No. 104, sales of manufactured products are principally recorded when shipment occurs and title passes to a customer, persuasive evidence of an arrangement exists with the customer, the sales price is fixed and determinable and the collectibility of the sales price is reasonably assured. A portion of the Company’s revenue stream is derived from the sale of services. Revenue under long-term service contracts for the maintenance of air conditioning equipment is recorded over the term of the contract. The Company also sells extended warranty contracts on certain products, and the revenues from such contracts are deferred and amortized on a straight-line basis over the terms of the contracts or based upon historical experience. Other service revenues are recorded as the service is performed. Shipping and handling costs are generally billed to customers and are included in sales.

The Company derives a portion of its revenues from multiple element-arrangements. Revenues under multiple-element arrangements, such as those that include Company products along with other third party products, are recognized for each separate unit of accounting when delivered based on the relative fair value. The Company generally allocates total revenue under the arrangements to each of the elements based on the relative sale price of each element when sold separately.

Revenues from air conditioning equipment and the related installation sold under construction-type contracts are recorded using the percentage-of-completion method in accordance with Statement of Position No. 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts and related guidance. The Company recognizes revenue under percentage of completion accounting using the cost to cost method as the measure of progress. Revenues associated with contracts accounted for under the percentage of completion method of accounting amounted to approximately ten percent of total Company sales in 2007 and nine percent of total company sales in 2006 and 2005. The liability for billings in excess of costs associated with percentage of completion contracts was $41.0 million and $34.1 million at December 31, 2007 and 2006, respectively.

In accordance with EITF 01-9, Accounting for Consideration Given By a Vendor to a Customer, the Company typically records cooperative advertising allowances, rebates and other forms of sales incentives as a reduction of revenue at the later of the date of the sale or the date the incentive is offered. However, where the Company receives an identifiable benefit for the consideration that is sufficiently separable from the associated sale and the Company can reasonably estimate the fair market value of the benefit received, the Company records the costs in selling and administrative expenses. Sales incentives recognized in selling and administrative expenses in the accompanying consolidated statement of income were $36.8 million, $31.8 million and $37.0 million for the years ended December 31, 2007, 2006 and 2005, respectively.

Shipping and Handling Costs—Shipping, handling, purchasing, receiving, inspecting, warehousing, internal transfer and other costs of distribution are recorded as cost of sales.

Cash Equivalents—The Company considers all highly liquid investments with maturities at the date of purchase of three months or less to be cash equivalents. The Company’s investments consist primarily of U.S. Government money market funds and time deposits. The investments are carried at cost, which approximates fair value. Cash and cash equivalents included cash of $237.9 million and $188.1 million at December 31, 2007 and December 31, 2006, respectively. Investments at December 31, 2007 and December 31, 2006 were $664.6 and $44.8 million, respectively.

Allowance for Doubtful Accounts—The Company analyzes the aging of accounts receivable, historical bad debts, customer creditworthiness and current economic trends in determining the allowance for doubtful accounts. The Company provides for estimates of product returns at the time of sale.

Transfers of Financial Instruments—Sales and transfers of financial instruments are accounted for under Statement of Financial Accounting Standard No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (“FAS 140”). The Company sells interests in accounts receivable to special purpose entities created as part of accounts receivable financing facilities established by the Company in the U.S. with major international banks (see Note 9 – Accounts Receivable Securitization Agreements). Receivables sold under such arrangements are removed from the balance sheet at the time they are sold since the transactions meet the sale criteria of FAS 140. Specifically, the receivables are legally isolated from the Company, the purchasers have the right to pledge or exchange the receivables and the purchasers obtain effective control over the receivables. Any retained interests in receivables sold are carried at fair value in other current assets.

Inventories—Inventories are recorded at the lower of cost or realizable value, cost being determined principally by the use of the last-in, first-out (LIFO) method.

Facilities—Property plant and equipment balances are stated at cost less accumulated depreciation. The Company capitalizes costs, including interest during construction, of fixed asset additions, improvements, and betterments that add to productive capacity or extend the asset life. The Company assesses facilities for impairment when events or circumstances indicate that the carrying amount of these assets may not be recoverable. Maintenance and repair expenditures are expensed as incurred. The Company capitalized $2.2 million, $1.0 million and $0.5 million of interest related to construction of facilities for the years ended December 31, 2007, 2006 and 2005.

Depreciation—Depreciation and amortization are computed on the straight-line method based on the estimated useful life of the asset or asset group, which is 40 years for buildings and 5 to 15 years for machinery and equipment.

Computer Software—The Company capitalizes the costs of obtaining or developing internal-use computer software which is amortized ratably over periods of up to seven years, beginning when the software is ready for its intended use. At December 31, 2007 and 2006, the unamortized amount of internal-use computer software included in other assets is $87.9 million and $90.5 million, respectively.

Goodwill and Intangible Assets—In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, goodwill is not amortized but is subject to impairment tests annually on October 1 or more often when events or circumstances indicate that the carrying amount of goodwill may not be recoverable. A goodwill impairment loss is recognized to the extent the carrying amount of goodwill exceeds the implied fair value of goodwill. In accordance with FAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company assesses intangible assets subject to amortization, when events or circumstances indicate that the carrying amount of those assets may not be recoverable. Impairments of intangible assets are recognized when the carrying value of the assets are less than the expected cash flows of the assets on an undiscounted basis. All amortizable assets are amortized over their estimated useful lives.

Debt Issuance Costs—The costs related to the issuance of debt are capitalized and amortized to interest expense using the effective interest method over the life of the related debt.

Warranties—The Company provides for estimated warranty costs at the time of sale for products sold with a limited warranty. Costs to satisfy extended warranty obligations are charged to cost of sales as incurred.

Post-retirement Benefits—Post-retirement benefits are provided for substantially all employees of the Company, both in the U.S. and abroad. In the U.S., the Company also provides various post-retirement health care and life insurance benefits for certain of its employees. Such benefits are accounted for on an accrual basis using actuarial assumptions in accordance with Statement of Financial Accounting Standards No. 87, Employers’ Accounting for Pensions and No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions and related guidance. In December 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 158 (“FAS 158”), Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No, 87, 88, 106, and 132(R). FAS 158 requires an entity to recognize in its statement of financial position an asset for a defined benefit postretirement plan’s overfunded status or a liability for a plan’s underfunded status. FAS 158 also requires an entity to measure a defined benefit postretirement plan’s assets and obligations that determine its funded status as of the end of the employer’s fiscal year, and recognize changes in the funded status of a defined benefit postretirement plan in comprehensive income in the year in which the changes occur.

Asbestos Indemnity Liability and Related Insurance Recoveries—The Company records a liability for all asbestos claims incurred as well as claims incurred but not yet reported that are considered probable and reasonably estimable. The Company engages an expert to assist it in calculating and evaluating the total amount of the asbestos indemnity liability. The Company also estimates and records a receivable for amounts recoverable from its insurance carrier for asbestos claims that have been settled and paid, the reimbursable portion of incurred legal expenses, and the probable reimbursements relating to its estimated liability for pending and future claims.

Research and Development Expenses—Research and development costs are expensed as incurred. The Company incurred approximately $116 million in 2007, $101 million in 2006 and $87 million in 2005 for research activities and product development.

Income Taxes—In accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, deferred income taxes are determined on the asset and liability method, and are recognized for all temporary differences between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. No provision is made for U.S. income taxes applicable to undistributed earnings of foreign subsidiaries that are indefinitely reinvested.

On January 1, 2007, the Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 provides recognition criteria and a related measurement model for tax positions taken by companies. In accordance with FIN 48, a tax position is a position in a previously filed tax return or a position expected to be taken in a future tax filing that is reflected in measuring current or deferred income tax assets and liabilities. Tax positions are recognized only when it is more likely than not (likelihood greater than 50 percent), based on technical merits, that the position will be sustained upon examination. Tax positions that meet the more likely than not threshold are measured using a probability weighted approach as the largest amount of tax benefit that is greater than 50 percent likely of being realized upon settlement. As a result of the implementation of FIN 48, the Company recognized a $19.1 million increase in the liability for unrecognized tax benefits, which was accounted for as an increase to the non-current tax liability and a charge to retained earnings.

Advertising Expense—The cost of advertising is expensed as incurred or in the case of sales literature as distributed. The Company incurred $94 million, $88 million and $74 million of advertising costs in 2007, 2006 and 2005, respectively.

Earnings per Share—Basic earnings per share have been computed using the weighted-average number of common shares outstanding. The weighted-average number of outstanding common shares used in computing diluted earnings per share included weighted-average incremental shares of 5,511,333 in 2007, 4,608,073 in 2006, and 5,678,795 in 2005, primarily from the assumed exercise of stock options issued under the Company’s stock option plans. The weighted-average number of outstanding antidilutive stock options excluded from the computation of diluted earnings per share in 2007, 2006 and 2005 was 1,589,861, 1,634,839, and 869,849, respectively.

Comprehensive Income—Comprehensive income is presented in the Consolidated Statement of Shareholders’ Equity and Comprehensive Income and consists of net income, deferred gains or losses on hedge contracts, foreign currency translation adjustments, pension adjustments and unrecognized losses on post retirement benefit plans. The Company’s investments in its foreign subsidiaries are considered to be permanently invested and no provision for income taxes on the related foreign exchange translation adjustments of those subsidiaries has been recorded.

Financial Instruments with Off Balance Sheet Risk—The Company from time to time enters into agreements to reduce its risk related to foreign currency, commodity prices and interest rates. Gains and losses from underlying rate or price changes are included in income unless the contract hedges a net investment in a foreign entity, a firm commitment, or related debt instrument, in which case gains and losses are included as a component of foreign currency translation effects in shareholders’ equity or included as a component of the transaction.

Stock-Based Compensation—The Company has three primary stock-based compensation plans–the 2002 Omnibus Incentive Plan, the Stock Incentive Plan and the Employee Stock Purchase Plan (“ESPP”), which are described in Note 13–Capital Stock. Under the first two plans, the Company has granted options to employees and directors to acquire a fixed number of shares of the Company’s common stock at a specified price, and also has made grants of restricted stock units and restricted shares. Under the ESPP, employees are entitled to purchase shares of the Company’s common stock at a discount of 15 percent from the market price on the date of purchase. The Company also issues stock-based compensation under the Supplemental Compensation Plan for outside Directors, the Supplemental Savings Plan and the Deferred Compensation Plan. The Company adopted the provisions of Statement of Financial Accounting Standards No. 123 (Revised 2004) (“FAS 123R”), Share Based Payments on January 1, 2006. FAS 123R requires the Company to measure and recognize in its consolidated statement of income, the expense associated with all share-based payment awards made to employees and directors including stock options, restricted stock units, restricted stock grants and discounts on employee stock purchases associated with the ESPP based on either estimated fair values or actual fair values in the case of restricted stock and restricted stock unit grants. The Company adopted FAS 123R using the modified prospective approach. Under the modified prospective approach, the Company began to recognize as expense the cost of unvested awards outstanding as of January 1, 2006 as well as the cost of awards granted after January 1, 2006. Prior to January 1, 2006, the Company accounted for share-based payments under APB Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”). Under APB 25 compensation cost was not recognized for substantially all options granted because the exercise price of options granted was equal to the market value of the Company’s common stock on the grant date and the ESPP plan was deemed noncompensatory. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to FAS 123R. The Company considered the provisions of SAB 107 when it adopted FAS 123R. SAB 107 provides guidance in the area of valuation techniques, expected volatility and expected term calculations and disclosure requirements.

The Company recognizes compensation cost for each share-based payment award over the requisite service period of the award. Compensation cost is measured on the grant date of the award, which is the date the Company’s Board of Directors approves the granting of the award. Compensation cost on discounts associated with ESPP purchases is recognized on the date that shares are purchased. Income from continuing operations before income taxes included $23.4 million and $25.8 million of stock-based compensation expense for the years ended December 31, 2007 and 2006, respectively. The estimated tax benefit associated with this expense was $8.0 million and $9.5 million for the years ended December 31, 2007 and 2006, respectively. Prior period consolidated statements of income have not been restated. If the Company had applied the fair value recognition provisions of FAS 123R to stock-based employee compensation for the year ended December 31, 2005, net income would have been $536.3 million and basic and diluted net income per share would have been $2.54 and $2.48, respectively. To measure the fair value of stock option awards, the Company utilizes the Black-Scholes option valuation method. To measure the fair value of restricted stock unit grants, the Company uses the fair market value of the Company’s stock on the grant date. The Black-Scholes option valuation method considers the following factors when calculating fair value—the exercise price of the option, the stock price on the date of the grant, the expected term of the option, the expected volatility during the expected term of the option, the expected dividends to be paid and the risk free interest rate expected during the option term. The requisite service period for substantially all of the Company’s stock options is the explicit vesting period included in the terms of the stock option award. Accordingly, the Company estimates compensation expense based on the number of awards it believes will ultimately vest, which includes an estimate of the number of awards expected to be forfeited. The estimated fair value of the award is recognized on a straight line basis over the requisite service period of the award. The Company periodically reviews its estimate of forfeitures and revises the estimate as facts and circumstances warrant.

In connection with the spinoff of its Vehicle Control Systems business, adjustments were made to outstanding options in accordance with the original terms of the plans under which the options were granted. These plans require that, in the event of a change in capitalization, outstanding equity awards be proportionally adjusted to reflect the change in capitalization in an equitable manner. All options granted prior to 2007, except for options qualified as incentive stock options (“ISOs”) under Section 422 of the Internal Revenue Code and certain options granted to employees in Italy and Canada, have been adjusted into two separate options based on the WABCO spinoff distribution ratio. The per share exercise price of the original option was proportionately allocated between the adjusted options based on the relative trading prices of the respective underlying stock immediately following the distribution. The options granted to WABCO employees in 2007 have been equitably adjusted so as to relate solely to shares of WABCO’s common stock and the ISOs and certain options granted in Italy and Canada have been equitably adjusted to relate solely to shares of the Company’s stock. Because these adjustments were required by the terms of the original award and the adjustment maintains the economic value before and after the equity restructuring, no compensation costs have been recognized as a result of these adjustments.

The Company options and the WABCO options issued as part of this adjustment will continue to be subject to the original vesting schedules. Further, for purposes of vesting and the post-termination exercise periods applicable to such stock options, continued employment with WABCO or the Company, as the case may be, will be viewed as continued employment with the issuer of the options.

Note 3. Discontinued Operations

As discussed above, the Company completed the spinoff of the Vehicle Control Systems business on July 31, 2007. The Company also finalized the sale of the Bath and Kitchen business to affiliates of Bain Capital Partners, LLC on October 31, 2007. Accordingly, the Vehicle Control Systems and Bath and Kitchen businesses have been reported as discontinued operations for all periods presented.

Summary income statement and condensed balance sheet information for Vehicle Control Systems and Bath and Kitchen are set forth below. The separation costs relate to investment banking, legal, tax and accounting fees, other professional advisory fees, employee costs and other costs and income taxes associated with executing the separation transactions.

Vehicle Control Systems

	Seven Months Ended July 31, 2007	Year Ended December 31,
(Dollars in millions)	2007	2006	2005
Sales	$1,328.8	$2,015.2	$1,831.0

Pre-tax income from discontinued operations	$149.3	$253.9	$248.1
Separation costs	45.6	—	—
Tax separation costs	55.7	—	—
Income taxes	20.6	81.6	49.5

Income from discontinued operations, net of income taxes	$27.4	$172.3	$198.6

The results of Vehicle Control Systems are included in the table above through the date of the spinoff.

(Dollars in millions)	December 31, 2006
Cash	$35.2
Accounts receivable	187.7
Inventories	138.1
Other current assets	49.9
Property, plant and equipment	299.7
Goodwill	343.8
Other non-current assets	180.0

Total assets	$1,234.4

Loans payable to banks	$14.1
Accounts payable	147.5
Accrued and other current liabilities	242.3
Long-term debt	57.3
Post-retirement benefits	368.6
Other liabilities	97.6

Total liabilities	$927.4

The following table sets forth the net assets of Vehicle Control Systems distributed to shareholders on July 31, 2007.

(Dollars in millions)	July 31, 2007
Assets	$1,563.8
Liabilities	954.8

Net assets	609.0
Recognition of tax indemnity receivable from WABCO	(69.9)
Unrealized losses on benefit plans, net of tax	78.2
Foreign currency translation effect	(91.3)

Impact on retained earnings	$526.0

Bath and Kitchen

	Ten Months Ended October 31,	Year Ended December 31,
(Dollars in millions)	2007	2006	2005
Sales	$2,136.7	$2,434.9	$2,418.7

Pre-tax income (loss) from discontinued operations	$18.0	$(51.3)	$63.0
Pre-tax gain on sale of discontinued operations	27.7	—	—
Separation costs	1.4	—	—
Tax separation costs	37.9	—	—
Income tax expense (benefit)	147.7	(34.1)	24.5

Income (loss) from discontinued operations, net of income taxes	$(141.3)	$(17.2)	$38.5

On March 30, 2007, the Company sold its Armitage Venesta business (“Venesta”) included within the Bath and Kitchen segment. Venesta is a leading supplier of commercial washroom solutions in both the United Kingdom and Ireland. The Company received proceeds of $165 million and recognized a pre-tax gain of $80.8 million, $56.8 million net of taxes. On October 31, 2007, the Company sold its Bath and Kitchen business to affiliates of Bain Capital Partners, LLC for $1.745 billion, after closing adjustments but subject to certain post-closing adjustments. The Company received proceeds of $1.693 billion which was net of a $25.7 million accelerated pension contribution and other closing payments of $26.8 million. The sale resulted in a pre-tax loss of $53.1 million, $190.1 million after taxes. The net pre-tax gain of $27.7 million resulting from these transactions has been reflected in pre-tax gain on sale of discontinued operations in the table above.

Bath and Kitchen incurred $78.5 million of operational consolidation expenses in 2007. The 2007 charges relate to its consolidation of operations and streamlining of commercial functions in Europe and the Americas. Bath and Kitchen is in the process of closing its Wolverhampton, UK, location and transferring its fittings assembly and logistics to more cost effective locations; Bath and Kitchen is also in the process of closing its Excelsior, United Kingdom facility, and has closed its Chiva, Spain and Queimados, Brazil facilities and transferred the ceramics manufacturing operations to more cost effective locations. Bath and Kitchen also streamlined and simplified its commercial organization in several European countries and discontinued the production of cast iron bathtubs at its Revin, France location. Bath and Kitchen also discontinued production of metal tubs and basins at a plant in Cambridge, Ontario Canada.

During 2006, Bath and Kitchen incurred $53.3 million of operational consolidation expenses before minority interest income of $1.2 million. The 2006 charges primarily related to severance associated with the consolidation of manufacturing and administrative processes, the consolidation of its ceramics manufacturing operations in the United Kingdom and the consolidation of some new product development, supply chain, finance and administrative activities in its European operations.

During 2005, Bath and Kitchen incurred $31.6 million of operational consolidation expenses before minority interest income of $1.9 million. The 2005 charges primarily related to severance and employee costs related to the reorganization of its fittings manufacturing plant in Europe and streamlining manufacturing and administrative processes.

(Dollars in millions)	December 31, 2006
Cash	$25.7
Accounts receivable	216.0
Inventories	461.9
Other current assets	77.2
Property, plant and equipment	667.4
Goodwill	582.7
Other non-current assets	131.8

Total assets	$2,162.7

Accounts payable	$223.2
Accrued and other current liabilities	323.6
Post-retirement benefits	168.9
Other liabilities	140.2

Total liabilities	$855.9

NOTE 4. Effect of Recently Issued Accounting Standards

In December 2007, the Financial Accounting Standards Board (the “FASB”) issued Statement of Financial Accounting Standards No. 141(R), Business Combinations (“FAS 141(R)”), to replace Statement of Financial Accounting Standards No. 141, Business Combinations. FAS 141(R) requires use of the acquisition method of accounting, defines the acquirer, establishes the acquisition date and broadens the scope to all transactions and other events in which one entity obtains control over one or more other businesses. This statement is effective for financial statements issued for fiscal years beginning on or after December 15, 2008 with earlier adoption prohibited. While the Company does not expect the adoption of FAS 141(R) to have a material impact to its consolidated financial statements for transactions completed prior to December 31, 2008, the impact of the accounting change could be material for business combinations which may be consummated subsequent thereto.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements—an Amendment of ARB No. 51, (“FAS 160”). FAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the retained interest and gain or loss when a subsidiary is deconsolidated. This statement is effective for financial statements issued for fiscal years beginning on or after December 15, 2008 with earlier adoption prohibited. The Company is currently evaluating the impact of FAS 160 on its consolidated financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurement (“FAS 157”). FAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and establishes a hierarchy that categorizes and prioritizes the sources to be used to estimate fair value. FAS 157 also expands financial statement disclosures about fair value measurements. On February 12, 2008, the FASB issued FASB Staff Position (FSP) 157-b which delays the effective date of FAS 157 for one year, for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). FAS 157 and FSP 157-b are effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company has elected a partial deferral of FAS 157 under the provisions of FSP 157-b related to the measurement of fair value used when evaluating goodwill, other intangible assets and other long-lived assets for impairment and valuing asset retirement obligations and liabilities for exit or disposal activities. The impact of partially adopting FAS 157 effective January 1, 2008 is not expected to be material to the Company’s consolidated financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of SFAS 115 (“FAS 159”), which permits but does not require the Company to measure financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. As the Company has not elected to fair value any financial instruments under the provisions of FAS 159, the adoption of this statement will not have an impact to its consolidated financial statements.

NOTE 5. Operational Consolidation Charges

During 2007, the Company incurred charges related to operational consolidation activities consisting principally of severance and related expenses as more fully described below.

In 2007, the Company recorded $2.6 million of operational consolidation expenses, which were included in selling and administrative expenses. Included in the $2.6 million was a reversal of $2.0 million related to a change in severance on prior period plans and $4.6 million of expense related to severance associated with the consolidation of administrative functions. These actions included the elimination of 25 jobs. The Company expended $1.5 million of cash on operational consolidation activities during 2007.

During 2006, the Company incurred $2.1 million of operational consolidation expenses of which $2.2 million was included in selling and administrative expenses and $0.1 million of income was included in cost of sales. This amount includes a reversal of $1.7 million related to a change in the estimated severance on prior period plans and $3.8 million of expense related to severance associated with the consolidation of administrative functions.

During 2005 the Company incurred $25.8 million of operational consolidation expenses of which $13.1 million was included in selling and administrative expenses and $12.7 million was included in cost of sales. The $25.8 million of operational consolidation expenses related to the following initiatives:

(i)	$12.0 million of charges primarily related to severance and job elimination expenses associated with a plan designed to improve the effectiveness and efficiency of the business on a global basis that included the elimination of 340 jobs and the consolidation of administrative functions,

(ii)	$10.8 million of charges for the impairment of goodwill and other long-lived assets and $1.1 million of charges for severance, associated with the closure of its Rockingham, NC manufacturing facility that included the elimination of 118 jobs, and

(iii)	$1.9 million of charges associated with a plan to transfer production to a lower cost production facility in North America and salaried severance.

NOTE 6. Other (Income) Expense

Other (income) expense was as follows:

	Year Ended December 31,
(Dollars in millions)	2007	2006	2005
Equity in net income of unconsolidated joint ventures	$(10.1)	$(9.1)	$(10.4)
Minority interest expense	5.6	5.3	2.4
Receivable discount fees	9.7	9.8	6.7
Foreign exchange (gain) loss	(0.1)	3.7	(3.6)
Interest income	(7.3)	(1.8)	(1.1)
(Gain) loss on sale of assets	0.6	(10.9)	(2.9)
Separation and merger related costs	10.0	—	—
Other, net	(2.9)	(5.2)	(4.6)

	$5.5	$(8.2)	$(13.5)

The Company has investments in affiliates that are accounted for on the equity method. The Company holds a 24.5 percent ownership interest in Alliance Compressors, (“Alliance”) a joint venture that supplies the Company with air conditioning system compressors. The Company purchased $74.5 million, $75.0 million and $67.0 million of goods from Alliance during the years ended December 31, 2007, 2006 and 2005, respectively.

Other expense in 2007 includes $10.0 million of separation costs and merger advisory fees, primarily related to the planned merger with Ingersoll Rand.

NOTE 7. Post-Retirement Benefits

The Company sponsors post-retirement benefit plans covering substantially all U.S. employees, including an Employee Stock Ownership Plan (the “ESOP”) and a 401(k) savings plan (the “Savings Plan”) for the Company’s U.S. salaried employees and certain U.S. hourly employees, a defined benefit plan for most U.S. employees covered by collective bargaining arrangements, and a pension plan established in 2003 as described below for certain U.S. salaried and non-union employees and certain collectively-bargained employees. The ESOP and Savings Plan are individual-account defined contribution plans. Shares of the Company’s common stock held by the ESOP and Savings Plan are allocated to the accounts of eligible employees through basic allocations of 3 percent of covered compensation in the ESOP, and a matching Company contribution to the Savings Plan of up to 6 percent of covered compensation. The Company funds the ESOP and Savings Plan through contributions of either cash or shares of the Company’s common stock. Shares of common stock accrued by employees under the ESOP and Savings Plan are credited to each employee’s ESOP and Savings Plan accounts based on the fair value of shares on the date credited to their account. Cash dividends earned by shares held in the ESOP and Savings Plan are credited to each employee’s account. During the year ended December 31, 2007, approximately 1.5 million shares of common stock had been allocated to employee accounts. Shares of common stock held by the ESOP and Savings Plan are included in the average number of shares outstanding for both basic and diluted earnings per share. Effective September 1, 2003, the Company established a pension plan for salaried and non-union U.S. employees (the “Cash Balance Plan”). Eligible employees may elect to participate in the pension plan and receive a credit equal to 3 percent of eligible pay. For these employees, the Company match in the Savings Plan is 50 percent of the employee contribution (up to a

Company match of 3 percent). For employees who do not elect to participate in the pension plan, the Company match in the Savings Plan is 100 percent of the employee contribution (up to a Company match of 6 percent). Employees covered under certain collective bargaining agreements also participate in the Cash Balance plan and receive a 3 percent credit.

Benefits under defined benefit pension plans on a worldwide basis are generally based on years of service and either employee’s compensation during the last years of employment or negotiated benefit levels. Participants under the Cash Balance Plan receive 3 percent of their eligible pay per year. This benefit earns an interest credit approximating five-year U.S. Treasury Securities and vests over a three-year period. In the U.S. the Company also provides various post-retirement health and life insurance benefits for certain of its employees. Certain of the pension plans are funded, depending on tax and statutory considerations in the country. Post-retirement health and life insurance benefits are funded as incurred.

Assets and vested accrued benefits for Bath and Kitchen employees in the Cash Balance Plan remained with Trane as part of the sale of the Bath and Kitchen business.

The following table provides a reconciliation of the changes in pension and post-retirement health and life insurance benefit obligations and fair value of assets for the years ending December 31, 2007 and 2006, and a statement of the funded status at December 31, 2007 and 2006:

	2007	2007	2007	2006	2006	2006
(Dollars in millions)	Domestic Pension Benefits	Domestic Health & Life Ins. Benefits	Foreign Pension Benefits	Domestic Pension Benefits	Domestic Health & Life Ins. Benefits	Foreign Pension Benefits
Reconciliation of benefit obligation:
Obligation at beginning of year	$725.5	$352.2	$24.1	$711.9	$319.5	$23.0
Service cost	21.0	12.6	2.4	21.0	8.0	0.7
Interest cost	42.4	18.4	1.2	40.1	17.4	1.2
Participant contributions	—	9.3	—	—	8.6	—
Plan amendments	3.8	0.3	—	10.9	0.1	—
Actuarial (gain) loss	(32.7)	(31.4)	(0.2)	(22.2)	25.2	(0.6)
Curtailment related to sale of Bath and Kitchen	(0.9)	(10.6)	—	—	—	—
Distribution of WABCO	—	(19.1)	—	—	—	—
Benefit payments	(41.2)	(29.0)	(0.8)	(36.2)	(26.6)	(0.8)
Medicare Part D subsidy	—	—	—	—	—
Foreign exchange effects	—	—	0.9	—	—	0.6

Obligation at end of year	$717.9	$302.7	$27.6	$725.5	$352.2	$24.1

Reconciliation of fair value of plan assets:
Fair value of plan assets at beginning of year	$709.1	$—	$9.1	$611.0	$—	$8.8
Actual return on assets	37.2	—	0.1	78.7	—	0.9
Divestitures	—	—	—	—	—	—
Employer contributions	34.2	19.7	0.4	55.6	18.0	0.3
Participant contributions	—	9.3	—	—	8.6	—
Benefit payments	(41.2)	(29.0)	(0.8)	(36.2)	(26.6)	(0.8)
Foreign exchange effects	—	—	1.9	—	—	(0.1)

Fair value of plan assets at end of year	$739.3	$—	$10.7	$709.1	$—	$9.1

Funded Status at December 31:
Funded status	$21.4	$(302.7)	$(16.9)	$(16.4)	$(352.2)	$(15.0)
Unrecognized prior service cost (benefit)	—	—	—	59.2	(33.3)	—
Unrecognized net actuarial (gain) loss	—	—	—	56.9	155.8	2.0
Unrecognized net initial obligation	—	—	—	0.5	—	—

Net amount recognized	$21.4	$(302.7)	$(16.9)	$100.2	$(229.7)	$(13.0)

Amounts recognized on balance sheet

After adoption of FAS 158
Noncurrent assets	$46.5	$—	$4.2	$6.6	$—	$2.8
Current liabilities	(11.3)	(26.1)	—	(8.9)	(23.1)	—
Noncurrent liabilities	(13.8)	(276.6)	(21.1)	(14.1)	(329.1)	(17.8)

Net amount recognized	$21.4	$(302.7)	$(16.9)	$(16.4)	$(352.2)	(15.0)

Amounts recognized in other comprehensive income consist of:
Prior service cost	$62.0	$5.8	$—	$59.2	$(33.3)	$—
Net actuarial (gain) loss	43.7	71.0	(0.2)	56.9	155.8	2.0
Unrecognized net initial obligation	0.5	—	—	0.5	—	—

Total before tax effects	$106.2	$76.8	$(0.2)	$116.6	$122.5	$2.0

A component of the 2006 post-retirement assets and liabilities presented above includes certain amounts that have been reflected in assets and liabilities of discontinued operations in the accompanying balance sheet.

The following table provides a summary of pension plans with accumulated benefit obligations in excess of assets as of December 31:

	2007	2007	2006	2006
(Dollars in millions)	Domestic Plans	Foreign Plans	Domestic Plans	Foreign Plans
For all plans:
Accumulated benefit obligation	$713.3	$23.9	$718.0	$20.4
For pension plans with accumulated benefit obligations in excess of plan assets:
Projected benefit obligation	$37.5	$22.2	$31.9	$18.4
Accumulated benefit obligation	33.0	18.4	26.3	14.7
Fair value of plan assets	12.5	1.1	9.0	0.6

Total post-retirement costs are shown below:

	Year Ended December 31,
(Dollars in millions)	2007	2006	2005
Domestic plans	$6.6	$17.5	$24.0
Foreign plans	3.2	1.4	2.1
Health and life insurance benefits	27.5	27.1	26.6

Subtotal	37.3	46.0	52.7
Defined contribution plan cost, principally ESOP	67.3	64.0	60.2

Total post-retirement costs, including accretion expense	$104.6	$110.0	$112.9

Components of post-retirement costs are broken out in the tables below:

Pension Benefit Costs	2007	2007	2006	2006	2005	2005
(Dollars in millions)	Domestic Pensions	Foreign Pensions	Domestic Pensions	Foreign Pensions	Domestic Pensions	Foreign Pensions
Service cost-benefits earned during period	$21.0	$2.4	$21.0	$0.7	$20.2	$1.2
Interest cost on projected benefit obligation	42.4	1.2	40.1	1.4	38.4	1.4
Less assumed return on plan assets	(57.7)	(0.6)	(53.0)	(0.7)	(45.1)	(0.4)
Amortization of prior service cost	6.8	—	6.4	—	5.7	—
Amortization of actuarial net (gain) loss	0.2	0.2	3.2	—	3.6	(0.1)
Amortization of net initial obligation	0.1	—	0.1	—	0.1	—
Curtailment (gain) loss	(6.2)	—	(0.3)	—	0.2	—

Defined benefit plan cost	6.6	3.2	17.5	1.4	23.1	2.1
Additional SFAS 88 charge	—	—	—	—	0.9	—

Net defined benefit plan cost after curtailments	$6.6	$3.2	$17.5	$1.4	$24.0	$2.1

Other Post Retirement Benefit Costs	2007	2006	2005
(Dollars in millions)	Domestic Health & Life Ins. Benefits	Domestic Health & Life Ins. Benefits	Domestic Health & Life Ins. Benefits
Service cost-benefits earned during period	$12.6	$8.0	$8.0
Interest cost on projected benefit obligation	18.4	17.4	16.9
Amortization of prior service cost	(2.9)	(4.8)	(4.5)
Amortization of net loss	4.7	6.5	6.3

Defined benefit plan cost	32.8	27.1	26.7
Curtailment gain recognized	(5.3)	—	(0.1)

Net defined benefit plan cost after curtailment	$27.5	$27.1	$26.6

As a result of the sale of the Bath and Kitchen business, and the resultant decrease in the active population, the Company recognized a curtailment gain of $11.5 million relating to prior unrecognized service costs. The curtailment gain is included in the loss from discontinued operations.

Amortization of prior service cost is computed on the straight-line method over the average remaining service period of active participants.

Major assumptions used in determining the benefit obligation and net cost for post-retirement plans are presented below as weighted averages:

Benefit Obligation at December 31,	2007	2007	2007	2006	2006	2006
	Domestic Plans	Life Ins. Benefits	Foreign Plans	Domestic Plans	Life Ins. Benefits	Foreign Plans
Discount Rate	6.23%	6.00%	4.84%	6.00%	5.76%	4.58%
Salary Growth	4.92%	4.13%	3.12%	4.63%	4.63%	3.13%

	Net Periodic Pension Cost for the Year
Discount Rate	6.00%	5.75%	4.58%	5.75%	5.75%	4.56%
Salary Growth	4.63%	4.63%	3.13%	4.34%	4.34%	3.12%
Expected Return on Plan Assets	8.22%	N/A	6.77%	8.23%	N/A	6.75%

The assumed rate of return is a long-term investment return that takes into account the types of assets held by the plan and expected returns for the asset class. Return expectations reflect forward-looking analysis as well as historical experience. The Company’s asset management strategy focuses on maintaining a diversified portfolio using various asset classes to generate attractive returns while managing risk. In determining the target asset allocation for a given plan, consideration is given to the nature of its liabilities, and portfolios are periodically rebalanced with reference to the target level.

Asset Allocation	2007 Domestic Plans	2007 Foreign Plans	2006 Domestic Plans	2006 Foreign Plans	Target Domestic Plans	Target Foreign Plans
Equity Securities	65%	48%	67%	44%	64%	50%
Debt Securities	33%	52%	31%	56%	31%	50%
Other, including Real Estate	2%	0%	2%	0%	5%	0%

The Company makes contributions to pension plans that at a minimum meet all statutory funding requirements. Cash contributions to the U.S. plans totaled $34.2 million in 2007. The Company expects contributions will decrease in 2008 as a result of the fully funded status of the main defined benefit plan.

Expected future benefit payments are shown in the table below:

(Dollars in millions)	2008	2009	2010	2011	2012	2013-2017
Domestic plans without subsidy	$80.5	$74.4	$80.6	$80.8	$82.8	$460.5
Medicare D subsidy reimbursements	$0.4	$0.4	$0.4	$0.4	$0.4	$2.0
Foreign plans	$0.9	$0.9	$0.9	$0.9	$0.8	$3.8

The weighted-average annual assumed rate of increase in the health care cost trend rate is 8.5 percent for 2008 and is assumed to decrease to 8.0 percent in 2009 and gradually decline to 4.75 percent by 2018. The health care cost trend rate assumption has a significant effect on the amounts reported. A change in the assumed rate of one percentage point for each future year would have the following effects:

(Dollars in millions)	1% Increase	1% Decrease
Effect on the health care component of accumulated post-retirement obligation	$0.6	$(0.5)
Effect on total of service and interest cost components of net periodic post-retirement health care benefit costs	$8.1	$(7.4)

NOTE 8. Income Taxes

Uncertain Tax Positions

On January 1, 2007, the Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109 (“FIN 48”). In connection therewith, the Company recognized a $19.1 million increase in non-current tax liabilities for unrecognized tax benefits and recorded a corresponding charge to retained earnings. The total amount of unrecognized tax benefits on the date of adoption was $213.5 million. The unrecognized tax benefits attributable to continuing operations were $135.5 million, plus interest and penalties of $24.4 million. The Company realized $9.3 million of tax benefits that were previously unrecognized as of the date of adoption related to foreign audit settlements and the expiration of statute of limitations during 2007. The Company also recorded unrecognized tax benefits of approximately $39.2 million related to specific transactions undertaken during the year, which is included in the $54.0 million of gross increases in the reconciliation below. At December 31, 2007, the Company has $173.0 million of unrecognized tax benefits which, if recognized, would impact the effective tax rate. As noted below, $41.9 million of the unrecognized tax benefits is indemnified and as such would result in an equal and offsetting impact to net income. The Company believes that it is reasonably possible that $5.3 million of its unrecognized tax benefits at December 31, 2007 could be recognized in the next year. The benefits relate to the anticipated expiration of statutes of limitations for state and local and foreign tax matters.

The following table reconciles the amount recorded for unrecognized tax benefits for the year ended December 31, 2007:

(Dollars in millions)	Year Ended December 31, 2007
Unrecognized tax benefits—beginning of year	$135.5
Gross increases—tax positions in prior period	—
Gross decreases—tax positions in prior period	(0.4)
Gross increases—current-period tax positions	54.0
Settlements	(13.3)
Lapse of statute of limitations	(2.8)

Unrecognized tax benefits—end of year	$173.0

In connection with the spinoff of its Vehicle Control Systems business, the Company and WABCO and their respective affiliates entered into a Tax Sharing Agreement that generally governs their respective rights, responsibilities and obligations after the distribution with respect to taxes, including ordinary course of business taxes, taxes related to certain pre- spinoff restructurings and taxes, if any, incurred as a result of any failure of the spinoff of WABCO to qualify as a tax-free distribution for U.S. federal income tax purposes within the meaning of Section 355 of the Internal Revenue Code. In the event the distribution is determined to be taxable and such determination was the result of the actions taken after the separation by the Company or WABCO, the party responsible for such failure would be responsible for all taxes imposed on the Company or WABCO as a result thereof. If such determination is not the result of actions taken after the separation, then WABCO would be solely responsible for any taxes imposed on the Company or WABCO as a result of such determination. Such tax amounts could be significant. The Company is responsible for all of its own taxes that are not shared pursuant to the Tax Sharing Agreement. Additionally, WABCO is responsible for its taxes that are not subject to the Tax Sharing Agreement.

Under the Tax Sharing Agreement, the Company is responsible for its income tax liabilities and WABCO is responsible for WABCO’s income tax liabilities related to the ordinary course of business for periods prior to and including July 31, 2007, except for specific agreed assumed liabilities and indemnifications. Of the total unrecognized tax benefit of $173.0 million at December 31, 2007, WABCO has agreed to indemnify the Company for $41.9 million of tax liabilities related to WABCO and Bath and Kitchen tax matters. In addition, WABCO has also indemnified the Company for $34.4 million of Bath and Kitchen taxes pursuant to the sale agreement and the related tax sharing agreement. Consequently, the Company has recorded an indemnification liability of $34.4 million and an indemnification receivable of $76.3 million at December 31, 2007.

The Company classifies interest and penalties related to unrecognized tax benefits in income tax expense. Income tax expense for 2007 includes $1.6 million of interest and penalties. The Company had $26.0 million of interest and penalties accrued at December 31, 2007.

The Company is subject to taxation in the U.S. and various states and foreign jurisdictions. With no material exceptions, the Company is no longer subject to U.S. federal, state, local or foreign examinations by tax authorities for years before 2000.

Provision for Income Taxes

The Company’s income before income taxes and the applicable provision for income taxes is as follows:

	Year Ended December 31,
(Dollars in millions)	2007	2006	2005
Income before income taxes:
Domestic	$475.6	$489.0	$370.6
Foreign	126.8	54.6	44.2

	$602.4	$543.6	$414.8

Provision for income taxes:

Current:
Domestic	$238.9	$148.0	$59.0
Foreign	39.1	5.3	21.0

	278.0	153.3	80.0

Deferred:
Domestic	(65.8)	5.3	17.3
Foreign	(10.0)	(0.9)	(1.7)

	(75.8)	4.4	15.6

Total provision	$202.2	$157.7	$95.6

A reconciliation between the actual income tax expense provided and the income taxes computed by applying the statutory federal income tax rate of 35 percent in 2007, 2006 and 2005 to the income before income taxes is as follows:

	Year Ended December 31,
(Dollars in millions)	2007	2006	2005
Tax provision at statutory rate	$211.0	$190.3	$145.2
Foreign earnings taxed at other than 35%	(28.3)	(26.8)	3.6
Increase in valuation allowance	24.9	15.6	—
Benefit of tax audit settlements	(5.4)	(4.8)	(46.9)
State tax provision	10.3	0.2	3.2
Repatriation of foreign earnings	—	(0.6)	8.5
Other, net	(10.3)	(16.2)	(18.0)

Total provision	$202.2	$157.7	$95.6

In 2007 and 2006, the Company increased the valuation allowance for certain foreign net operating loss carry forwards which was partially offset by a decrease in the valuation allowance for certain state and local tax credits and net operating loss carry forwards. There was no change to the valuation allowance during 2005.

The following table details the gross deferred tax liabilities and assets and the related valuation allowances:

	December 31,
(Dollars in millions)	2007	2006
Deferred tax liabilities:
Facilities (accelerated depreciation, capitalized interest and purchase accounting differences)	$128.8	$144.1
Inventory (LIFO and purchase accounting differences)	28.9	21.4
Employee benefits	2.0	4.2
Intangibles	2.1	1.6
Other	5.7	41.6

	167.5	212.9

Deferred tax assets:
Post-retirement and other employee benefits	142.1	150.3
Warranties	109.4	95.3
Foreign net operating losses and tax credits	35.0	6.4
State net operating losses and tax credits	20.6	15.2
Expense accruals	23.9	16.2
Asbestos	117.6	110.3
Inventory	3.2	1.7
Facilities	3.8	3.6
Intangibles	1.6	1.7
Foreign exchange	20.9	20.6
Other	20.5	—
Valuation allowances	(39.1)	(14.2)

	459.5	407.1

Net deferred tax assets	$292.0	$194.2

Deferred tax assets related to foreign net operating loss carry forwards (2007 and 2006) have been reduced by a valuation allowance since realization is dependent in part on the generation of future taxable income in the legal entity which gave rise to tax losses. The foreign net operating losses (“NOL”) are available for utilization in future years. At December 31, 2007, $27.9 million (net of tax) of the foreign net operating losses have an unlimited life. The carryforward period for the remaining NOLs varies in number of years by jurisdiction between five and seven years. Deferred tax assets related to state and local net operating loss carryforwards and state and local tax credits have been reduced by a valuation allowance since realization is dependent in part on the generation of future taxable income in the state which gave rise to the losses and credits. The carryforward period for the state NOL’s and credits varies in the number of years by jurisdiction between one and twenty years.

As a result of the allocation of purchase accounting (principally goodwill) to foreign subsidiaries, the book basis in the net assets of the foreign subsidiaries exceeds the related U.S. tax basis in the subsidiaries’ stock. Such investments are considered permanent in duration and accordingly, no deferred taxes have been provided on such differences, which are significant. The Company considers the earnings of all its foreign subsidiaries to be permanently reinvested and therefore no additional U.S. tax cost has been provided on such earnings at December 31, 2007 as determining such amount is not practicable.

NOTE 9. Accounts Receivable Securitization Agreements

Historically, the Company has entered into accounts receivable financing facilities (“Facilities”) to reduce its borrowing cost. The Company established these Facilities in Europe and the U.S. with major international banks. As part of these Facilities, the Company formed, special-purpose entities (in Europe, the “ESPE;” in the U.S., the “USSPE;” collectively, the “SPEs”) that are included in the consolidated financial statements of the Company for the sole purpose of buying and selling receivables generated by the Company. Under these facilities the Company irrevocably and without recourse, transfers all eligible accounts receivable to the SPEs, which in turn, sell them, or undivided ownership interests in them, to conduits administered by the banks. The assets of the SPEs are not available to pay the claims of the Company or any of its subsidiaries.

The receivables sold are removed from the balance sheet since they meet the applicable criteria of FAS 140. The Company’s retained interest is recorded at fair value in the Company’s Consolidated Balance Sheet. To the extent that the cash received and value of the retained interest is less than the net book value of the receivables sold, losses are recognized at the time of the sale. Those losses amounted to $9.7 million, $9.8 million and $6.7 million for the years ended December 31, 2007, 2006 and 2005, respectively, and are included in other expense. The receivables represented by the retained interest are exposed to the risk of loss for any uncollectible amounts in the pool of receivables sold under this arrangement.

The Company retains a subordinated interest in the receivables sold into the U.S. Facility of approximately 62 percent. As of September 15, 2007, the Company reduced the size of its U.S. Facility to $150 million from $200 million and due to the sale of the Bath and Kitchen business, the Company repurchased accounts receivables related to the Bath and Kitchen business that were previously sold into the U.S. asset securitization program (the “U.S. Facility”) for $7.7 million. The Company retains responsibilities for the collection and administration of receivables subject to this facility. The U.S. Facility is also subject to the maintenance of certain financial covenants with which the Company is currently in compliance. Additionally, the U.S. Facility is subject to renewal in September 2008 and the Company expects to renew the facility at that time.

On August 31, 2007, the Company terminated its accounts receivable financing facility in Europe (the “European Facility”) due to the spinoff of the Vehicle Controls Systems business and the sale of the Bath and Kitchen business. Accounts receivables that related to the Company’s Vehicle Control Systems business ceased to be sold into the European Facility as of May 31, 2007 and the Company repurchased Vehicle Control Systems accounts receivables previously sold into the European Facility for $197.2 million. On August 31, 2007, the Company repurchased the outstanding balances of Trane and Bath and Kitchen receivables sold into the European Facility for $203.5 million.

Following is a summary of receivables subject to the financing facilities:

	December 31, 2007			December 31, 2006
(Dollars in millions)	ESPE	USSPE	Total	ESPE	USSPE	Total
Outstanding balances of receivables sold to SPEs	$—	$202.2	$202.2	$53.3	$205.7	$259.0
Net retained interest	$—	$125.9	$125.9	$2.6	$98.1	$100.7
Advances from conduits	$—	$92.2	$92.2	$44.2	$92.1	$136.3

The advances from conduits include amounts due to the conduits under the U.S. Facility for collections of receivables under the servicing agreement. The decrease in advances from conduits was primarily driven by the Company’s repurchase of Bath and Kitchen’s receivables that were previously sold into the U.S. Facility, as discussed above. Additionally, as previously mentioned, the European Facility was terminated on August 31, 2007.

As of December 31, 2007 and 2006, the interest rates on amounts outstanding under the U.S. Facility were 5.18 percent and 5.28 percent, respectively.

NOTE 10. Inventories

The components of inventories, which are carried principally on a last-in, first-out (LIFO) basis, are as follows:

	December 31,
(Dollars in millions)	2007	2006
Finished products	$426.8	$431.6
Products in process	170.6	170.4
Raw materials	99.9	89.9

Inventories at cost	$697.3	$691.9

The current replacement cost of inventories exceeded the LIFO carrying cost in 2007 and 2006 by approximately $20.0 million and $19.0 million, respectively.

NOTE 11. Facilities

The components of facilities, at cost, are as follows:

	December 31,
(Dollars in millions)	2007	2006
Land	$18.4	$18.6
Buildings	359.0	312.0
Machinery and equipment	684.2	565.5
Improvements in progress	96.6	106.9

Gross facilities	1,158.2	1,003.0
Less: accumulated depreciation	325.2	244.3

Net facilities	$833.0	$758.7

Depreciation expense for owned assets and assets under capital leases for the years ended December 31, 2007, 2006 and 2005 was $87.5 million, $76.6 million and $70.7 million, respectively.

NOTE 12. Debt

On May 31, 2007, the Company replaced its primary bank credit agreement and various other 364-day credit facilities with two new credit agreements that provide the Company and certain subsidiaries (the “Borrowers”) with senior unsecured revolving credit facilities, aggregating $1.5 billion.

Debt securities (Senior Notes) sold under the 1998 Shelf Registration are issued by Trane U.S. Inc. and unconditionally guaranteed by Trane Inc. and Trane International Inc.

Short-term—Short-term borrowings are available under credit facilities and overdraft lines. At December 31, 2007 and 2006, the Company had $28.5 million and $77.5 million, respectively, of such foreign or domestic short-term debt outstanding at average interest rates of 5.1 percent and 5.9 percent per annum, respectively. The Company also had $113.4 million of unused facilities as of December 31, 2007. The banks may revoke these facilities at any time. Additionally, there were $109.7 million of outstanding letters of credit issued by other banks.

Average short-term borrowings for 2007 and 2006 were $61 million and $85 million at weighted-average interest rates of 5.4 percent and 6.1 percent, respectively.

Long-term—The aggregate borrowings of up to $1.5 billion available under the two new credit agreements, as discussed above, are available to all borrowers as follows: (a) a five-year, $1 billion multi-currency revolving credit facility expiring in 2012 of which up to $250 million may be used for issuing letters of credit and up to $100 million for same-day, short-term borrowings and (b) a 364-day, $500 million multi-currency revolving credit facility of which up to $75 million can be used for same-day, short-term borrowings. The 364-day facility has an option to renew for an additional 364 days. The proceeds of subsequent borrowings under the new facilities can be used for working capital and for general corporate purposes. Each loan outstanding under these agreements are due at the end of each interest period (a maximum of 12 months). The Company may, however, concurrently borrow equivalent amounts subject to compliance with certain conditions contained in the agreements. Consequently, all borrowings under the credit agreement have been classified as long-term in prior years. At December 31, 2007, there were no borrowings outstanding under the credit agreement. In addition, the Company, through a foreign subsidiary, has a $50 million 364-day facility in place to support operations in Canada (the “Canadian Facility”).

Under the five-year facility, the Company pays a facility fee of .125 percent per annum. Borrowings thereunder bear interest generally at the London Interbank Offered Rate (“LIBOR”) plus a spread of ..425 percent for usage less than or at 50 percent and a spread of .475 percent for usage over 50 percent. The Company also pays a fee of .425 percent per annum plus issuance fees for letters of credit.

Under the 364-day facility, the Company pays a facility fee of .10 percent per annum. Borrowings thereunder bear interest generally at the LIBOR plus a spread of .45 percent for usage less than or at 50 percent and a spread of .50 percent for usage over 50 percent.

The LIBOR spreads for both the five-year facility and the 364-day facility are subject to adjustments should the Company’s debt ratings change. Under the primary credit agreements, the Company, Trane U.S. Inc. and Trane International Inc. guarantee the debt obligations.

At December 31, 2007, there were no borrowings outstanding under the five-year facility. Remaining availability under that facility at December 31, 2007, after reduction for $44.7 million of letters of credit usage, was $955.3 million. In addition, at December 31, 2007, there were no borrowings outstanding under the 364-day facility. The remaining availability under that facility at December 31, 2007 was $500.0 million. At December 31, 2007, there were $28.5 million of borrowings outstanding under the Canadian Facility reported as short-term debt. Remaining availability under that facility at December 31, 2007 was $21.5 million.

At December 31, 2007, the Company’s total indebtedness was $1,059.5 million, $28.5 million was considered short-term, and annual scheduled debt maturities were $343.8 million, $222.6 million, $263.0 million, $1.7 million and $0.3 million for the years 2008 through 2012, respectively and $199.6 million thereafter.

Effective January 30, 2008, the Company terminated its 364-day facility and expects to terminate the Canadian Facility by April 2008. The five-year facility will terminate upon completion of the Company’s merger with Ingersoll Rand.

Long-term debt is recorded at face amount, net of unamortized discount and the fair value of interest-rate swaps, and debt denominated in foreign currencies is reported at its U.S. dollar equivalent as follows:

	December 31,
(Dollars in millions)	2007	2006
Five-year credit agreement expiring 2012	$—	$410.3
7 3 /8% senior notes due 2008	318.4	318.4
8.25% senior notes due 2009	97.5	97.5
8.25% Sterling senior notes due 2009	119.5	117.0
7 5 /8% senior notes due 2010	261.1	261.0
5.50% senior notes due 2015	199.5	199.5
Other long-term debt	35.0	162.8

	1,031.0	1,566.5
Less current maturities	343.8	23.1

Total long-term debt	$687.2	$1,543.4

The U.S. Dollar equivalent of borrowings outstanding under the primary credit agreement and the Canadian Facility at December 31, 2007 and 2006 and the effective weighted-average interest rates were:

	December 31,
(Dollars in millions)	2007	2006
Loans at U.S. dollar equivalent at 4.61% in 2007; 4.46% in 2006	$28.5	$410.3

During 2001, the Company entered into interest rate swaps that effectively convert fixed-rate debt to variable-rate debt on $225 million of the 7 3 /8 percent Senior Notes due 2008. The maturity date of the interest rate swaps coincides with the maturity date of the underlying debt. Under these swaps, the Company pays a specified variable interest rate and receives the fixed rate applicable to the underlying debt. The interest income/expense on the swaps is accrued as earned and recorded as a reduction/increase of the interest expense accrued on the fixed-rate debt. The interest rate swaps are designated as fair-value hedges of the underlying debt. The fair value of the swaps was $0.1 million and $0.4 million at December 31, 2007 and 2006, respectively, and is recorded in other long-term assets with a corresponding increase in the debt obligation. The change in fair values of the hedge instrument and the debt are recorded as equal and offsetting unrealized gains and losses. As of December 31, 2007, the average effective interest rate on the $225 million of Senior Notes to which the swaps apply was approximately 6.7 percent. See Note 14—Financial Instruments, for additional information on the interest rate swaps.

On October 15, 2007, the Company entered into a cross currency swap to fix the foreign currency cash flow on its £60.0 million ($119.5 million at December 31, 2007 exchange rates) 8.25 percent senior notes due June 1, 2009 into the functional currency of the Company. All cash flow dates, including the maturity date on the swap contract match those of the underlying debt. Under the cross currency swap, the Company pays a fixed rate of 7.3825 percent on a notional amount of $122.6 million and receives a fixed rate of 8.25 percent on a notional amount of £60.0 million. The cross currency swap is designated as a cash flow hedge of the changes in the cash flow of the underlying debt resulting from exchange rate movements. The Sterling interest received on the swap is accrued and recorded as an offset to the Sterling interest expense accrued and recorded on the underlying debt. The U.S. dollar interest paid on the swap is accrued and recorded as interest expense. The fair value of the swap is measured quarterly and recorded in the balance sheet with an offsetting entry to other comprehensive income. An equal amount of other comprehensive income is reclassified to income to offset the effect of changes in spot rates when translating the hedged debt into U.S. dollars. The cash flow hedge is 100 percent effective and therefore there is no effect on current earnings. The fair value of the swap is ($3.2) million at December 31, 2007. See Note 14—Financial Instruments, for additional information on the cross currency swap.

The primary credit agreements contain various covenants that limit, among other things, liens, transactions, subsidiary indebtedness, and certain mergers and sales of assets. The covenants also require the Company to meet certain financial tests: ratio of Consolidated Total Debt to consolidated EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), the ratio of Consolidated EBITDA to Consolidated Interest Expense and a Liquidity Test. The Company is currently in compliance with the covenants contained in the credit agreements.

NOTE 13. Capital Stock

The Company’s Restated Certificate of Incorporation, as amended, authorizes the Company to issue up to 560,000,000 shares of common stock, par value $0.01 per share and 2,000,000 shares of preferred stock, par value $0.01 per share, of which the Board of Directors designated 900,000 shares as a new series of Junior Participating Cumulative Preferred Stock. The Company has also adopted a Rights Agreement. Each outstanding share of common stock has associated with it one right to purchase a specified amount of Junior Participating Cumulative Preferred Stock at a stipulated price in certain circumstances relating to changes in the ownership of the common stock of the Company.

On February 7, 2008, the Company’s Board of Directors declared a quarterly dividend of $0.16 per common share. The dividend will be paid on March 20, 2008, to shareholders of record on March 3, 2008. Under the merger agreement, the Company has agreed to coordinate with Ingersoll Rand regarding the declaration of any dividends with respect to its common stock to ensure that the shareholders of the Company will not receive more than one dividend, or fail to receive a dividend, for any single calendar quarter on their shares of Trane common stock (or Ingersoll Rand Class A common shares received in exchange therefor in the merger). The Company purchased 12,718,100 shares in 2007 for $458.2 million, 10,973,000 shares in 2006 for $450.0 million, 11,742,034 shares in 2005 for $500.0 million, and 43,460,000 shares in prior years for $888 million. On October 31, 2007 the Company’s Board of Directors approved an additional $750 million to purchase shares of the Company’s common stock in the open market. As of December 31, 2007, the unexpended authorizations under the Company’s current and prior share repurchase programs was $804.1 million. There have been no additional repurchases since September 28, 2007 and the Company is prohibited under the terms of the merger agreement with Ingersoll Rand from effecting further repurchases.

The Company issues stock options to employees in key positions who have the ability to impact business performance over time. The Company believes stock option awards promote the long-term success of the Company by aligning the interests of its leaders and other key employees with the interests of shareholders. In 2002 shareholders approved the Omnibus Incentive Plan (the “2002 Omnibus Plan”), effective January 1, 2002, under which awards may be granted to employees and non-employee directors in the form of stock options, restricted stock, restricted stock units, stock appreciation rights (“SARs”) and certain other incentive awards. The maximum number of shares or units that may be issued under the 2002 Omnibus Plan is 16,500,000. In May 2007, shareholders approved an amendment and two-year extension of the 2002 Omnibus Plan. Under the amended 2002 Omnibus Plan the number of shares that may be used for awards other than stock options or SARs was reduced from 2,475,000 to 1,000,000. The total of stock options and SARs that may be granted to any individual annually may not exceed 4,500,000 shares, and the number of restricted stock and restricted unit awards to any individual annually may not exceed 450,000 shares or units. At December 31, 2007, options to purchase a total of 8,455,219 shares were outstanding and there were 3,073,520 shares available for grant under the 2002 Omnibus Plan. The Company also has a 1995 Stock Incentive Plan (the “1995 Stock Plan”) under which similar awards were granted. At December 31, 2007, options to purchase a total of 5,584,113 shares were outstanding under the 1995 Stock Plan. The shares to be issued under the 1995 Stock Plan to satisfy outstanding options are expected to be from available treasury shares. No further awards will be made under the 1995 Stock Plan. Stock option awards granted under the 2002 Omnibus Plan and the 1995 Stock Plan generally vest ratably over three years on the anniversary date of the awards and are exercisable generally over a period of ten years. On February 5, 2007, awards in the form of options to purchase 1,564,419 shares were granted under the 2002 Omnibus Plan. Additional stock option awards for the purchase of 54,300 shares were granted on various dates during the remainder of 2007.

In 1997, shareholders approved the establishment of the ESPP commencing January 1, 1998. Upon enrollment, employees purchase shares of the Company’s common stock at the end of each calendar quarter, through payroll deductions, at a discount of 15 percent from the market price, as quoted on the New York Stock Exchange on the last trading day of each calendar quarter. Annual purchases are limited to a maximum of $21,250 per employee. Shares purchased under the plan are deposited with a custodian and generally must be held for one year before they may be sold. The Company funds the plan as soon as practicable after the close of each quarter with either treasury shares or newly issued shares, at the Company’s discretion. Employees purchased 244,944 in 2007, 264,625 shares in 2006 and 232,009 shares in 2005 under this plan. In 2002, shareholders authorized an additional 1,500,000 shares for issuance under this plan.

On February 5, 2007, the Company issued 402,033 restricted stock units (“RSUs”) to certain employees. A summary of stock option and RSU activity for the year ended December 31, 2007 is as follows:

	Stock Options			Restricted Stock Units
	Shares Underlying Options	Weighted- Average Exercise Price	Weighted- Average Fair Value Of Grants	Shares Underlying Restricted Stock	Weighted- Average Grant Date Fair Value
Outstanding December 31, 2006	17,811,961	$25.77		50,927
Granted	1,618,719	37.24	10.29	402,033	$37.76
Exercised (options)/vested (RSUs)	(5,412,786)	18.79	3.63	(110,846)	35.38
Adjustment for WABCO distribution	204,017	—	—	16,686	—
Cancelled and forfeited	(182,579)	29.71	10.61	(31,799)	37.16

Outstanding December 31, 2007(1)	14,039,332	21.40		327,001

Exercisable at December 31, 2007(2)	10,539,885	17.87		—	—
Unvested at December 31 2007	3,499,447	32.00	9.86	327,001	36.42
Exercisable at December 31, 2006	10,789,959	21.42		—	—
Unvested at December 31, 2006	7,022,002	32.44	8.66	50,927	26.44

(1)	The aggregate intrinsic value of outstanding stock options and RSUs at December 31, 2007 is $355.4 million and $15.3 million, respectively. The weighted-average remaining contractual life of outstanding options at December 31, 2007 is 5.7 years.
(2)	The aggregate intrinsic value for stock options exercisable at December 31, 2007 is $303.9 million. The weighted-average remaining contractual life of stock options exercisable at December 31, 2007 is 5.2 years.

	Stock Options Year Ended December 31,			Restricted Stock Units Year Ended December 31,
(Dollars in millions)	2007	2006	2005	2007	2006	2005
Intrinsic value of exercises	$173.0	$48.8	$47.2	N/A	N/A	N/A
Fair value of vested	$20.9	$25.1	$28.7	$4.0	—	—

The Company recognized a tax benefit of $60.8 million on options exercised during the year ended December 31, 2007. At December 31, 2007, there is $22.5 million of unrecognized compensation cost related to non-vested options granted that will be recognized over a weighted average vesting period of 1.37 years.

The fair value of the Company’s share-based payment awards were estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Year Ended December 31,
	2007	2006	2005
Weighted average grant date fair value	$10.32	$9.80	$7.77
Risk-free interest rate	4.69%	4.52%	4.3%
Expected volatility	26.0%	26.0%	26.0%
Expected holding period	5 years	5 years	5 years
Expected forfeiture rate	4.0%	4.0%	4.0%
Dividend yield	1.62%	1.62%	1.4%

The risk free interest rate is based on the yield of U.S. Treasury securities that correspond to the expected holding period of the options. The Company reviewed the historic volatility of its common stock over 12-month, 5-year and 10-year periods, and the implied volatility of at the money options to purchase shares of the Company’s common stock. Based on this data, the Company chose to use the average of the 5-year historical volatility of the Company’s common stock and the average implied volatility of at the money options. The 5-year historical volatility period was selected since that period corresponds with the expected holding period. The expected holding period was calculated by reviewing the historical exercise pattern of all holders that were granted options from 1995 through 2005, the exercise pattern of domestic versus international option holders (including an analysis by country) and the exercise behavior of officers versus non officers. The results of the analysis support one expected term for all groups of employees. The expected forfeiture rate was determined based on the historical stock option forfeiture data. The dividend yield was based on the Company’s expected dividend rate.

Following is a summary of shares issued or reacquired by the Company for the years ended December 31, 2007, 2006, and 2005.

	Number of Shares of Common Stock
	Total Shares	Treasury Shares	Net Shares Outstanding
Balance, December 31, 2004	251,768,741	(36,820,753)	214,947,988
Shares issued upon exercise of stock options	—	1,884,882	1,884,882
Stock purchased for treasury	—	(11,742,034)	(11,742,034)
Shares issued to ESOP	—	1,494,965	1,494,965
Shares issued to ESPP	1,053	230,956	232,009
Other shares issued or (reacquired), net	—	(76,414)	(76,414)

Balance, December 31, 2005	251,769,794	(45,028,398)	206,741,396
Shares issued upon exercise of stock options	3,434	2,171,914	2,175,348
Stock purchased for treasury	—	(10,973,000)	(10,973,000)
Shares issued to ESOP	—	1,626,457	1,626,457
Shares issued to ESPP	—	264,625	264,625
Other shares issued or (reacquired), net	—	56,863	56,863

Balance, December 31, 2006	251,773,228	(51,881,539)	199,891,689
Shares issued upon exercise of stock options	3,566	5,479,992	5,483,558
Stock purchased for treasury	—	(12,718,100)	(12,718,100)
Shares issued to ESOP	—	1,539,587	1,539,587
Shares issued to ESPP	—	244,944	244,944
Other shares issued or (reacquired), net	—	22,552	22,552

Balance, December 31, 2007	251,776,794	(57,312,564)	194,464,230

The Company accounts for purchases of treasury stock under the cost method as defined in APB Opinion Number 6, Status of Accounting Research Bulletins with the costs of such share purchases reflected in treasury stock in the accompanying consolidated balance sheet. When treasury shares are reissued, they are recorded at the average cost of treasury shares acquired since the inception of the share buy back programs, net of shares previously reissued and the Company reflects the difference between the average cost paid and the amount received for the reissued shares in capital surplus.

NOTE 14. Financial Instruments

From time to time, the Company enters into transactions to manage its financial market risk, including commodity price, foreign exchange and interest rate risk. These transactions involve off-balance sheet contracts and financial instruments with financial risk. To minimize the risk of counter-party nonperformance, such agreements are made only through major financial institutions with significant experience in such financial instruments. Such agreements hedge only specific transactions or commitments.

To manage the balance between floating interest rate debt and fixed interest rate debt, the Company has entered into interest rate swaps that effectively convert fixed-rate debt to variable-rate debt. The maturity date of these swap contracts coincides with the maturity date of the underlying debt. Under these interest rate swaps, the Company pays a specified variable interest rate and receives the fixed-rate applicable to the underlying debt. The interest rate swaps are designated as fair value hedges of the underlying debt. The fair value of the hedges is recorded in other long-term assets or liabilities with a corresponding increase or decrease in the debt obligation. The change in fair values of the hedge instrument and the debt are recorded as equal and offsetting unrealized gains and losses. The existing fair value hedges are 100 percent effective and therefore there is no effect on current earnings from hedge ineffectiveness.

The Company has also entered into a cross currency swap to hedge foreign currency cash flow related to certain debt denominated in foreign currency, specifically its £60.0 million 8.25 percent senior notes due June 1, 2009. All cash flow dates, including the maturity date on the swap contract match those of the underlying debt. Under the cross currency swap, the Company pays a fixed rate of 7.3825 percent on a notional amount of $122.6 million and receives a fixed rate of 8.25 percent on a notional amount of £60.0 million. The cross currency swap is designated as a cash flow hedge of the changes in the cash flow of the underlying debt resulting from exchange rate movements. The Sterling interest received on the swap is accrued and recorded as an offset to the Sterling interest expense accrued and recorded on the underlying debt. The U.S. dollar interest paid on the swap is accrued and recorded as interest expense. The fair value of the swap is measured quarterly and recorded in the balance sheet with an offsetting entry to other comprehensive income. An equal amount of other comprehensive income is reclassified to income to offset the effect of changes in spot rates when translating the hedged debt into U.S. dollars. The cash flow hedge is 100 percent effective and therefore there is no effect on current earnings. See Note 12—Debt for additional information on the cross currency swap.

The notional amount and estimated fair value of the interest rate swaps, the cross currency swap and commodity-forward contracts at December 31, 2007 and 2006 were as follows:

	December 31, 2007		December 31, 2006
(Dollars in millions)	Notional Value	Fair Value	Notional Value	Fair Value
Interest rate swaps	$225	$0.1	$225	$0.4
Cross currency swap	$123	$(3.2)	N/A	N/A
Commodity-forward contracts	$—	$—	$105	$3

The fair value of interest rate swaps are reflected in long term assets and the cross currency swap is included in other liabilities in the accompanying Consolidated Balance Sheet. The fair market value of interest rate swaps and the cross currency swap is based on indicative market quotes obtained from major financial institutions.

The estimated fair value and carrying amounts of other financial instruments were:

	December 31, 2007		December 31, 2006
(Dollars in millions)	Carrying Value	Fair Value	Carrying Value	Fair Value
Credit agreement loans	$—	$—	$410	$410
7 3/8% senior notes due 2008	318	319	318	323
8.25% senior notes due 2009	98	102	98	103
8.25% Sterling senior notes due 2009	120	125	117	122
7 5/8% senior notes due 2010	261	280	261	273
5.50% senior notes due 2015	200	194	200	188
Other debt, including 364 day facilities	64	64	241	241

The fair values of the Company’s credit agreement loans were estimated by the Company to approximate their carrying value since the loans bear interest at floating rates and have terms representative of current market conditions. The fair values of senior notes were based on indicative market quotes obtained from a major securities dealer. The fair values of other debt obligations are not significant and were estimated by the Company to approximate their carrying value.

The fair values presented above are estimates and are not necessarily indicative of amounts for which the Company could settle such instruments currently or indicative of the intent or ability of the Company to dispose of or liquidate them.

NOTE 15. Warranties, Guarantees, Commitments and Contingencies

Warranties

Products sold by the Company are covered by a basic limited warranty with terms and conditions that vary depending upon the product and country in which it was sold. The limited warranty covers the equipment, parts and labor (in certain cases) necessary to satisfy the warranty obligation for a period ranging from one to ten years generally, and for the lifetime of certain products. The Company estimates the costs that may be incurred under its warranty obligations and records a liability in the amount of such costs at the time product revenue is recognized. Factors that affect the Company’s warranty liability include the number of units sold, historical and anticipated rates of warranty claims, and cost per claim. At least once every quarter, the Company assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary. Costs to satisfy warranty claims are charged as incurred to the accrued warranty liability.

The Company also sells a variety of extended warranty contracts for up to ten years on certain air conditioning products. Revenues from the sales of extended warranties are deferred and amortized on a straight- line basis over the terms of the contracts or based upon historical experience. Actual costs to satisfy claims on extended warranty contracts are charged to cost of sales as incurred and were $44.4 million, $42.0 million and $41.0 million for 2007, 2006 and 2005, respectively. Total warranty expense was $193.6 million, $146.4 million and $130.6 million for 2007, 2006 and 2005, respectively. The deferred revenue balance related to outstanding extended warranty contracts was $288.4 million and $262.9 million at December 31, 2007 and 2006, respectively.

Following is a summary of changes in the Company’s product warranty liability for the three years ended December 31, 2007:

	Year Ended December 31,
(Dollars in millions)	2007	2006	2005
Balance of basic warranty costs accrued and deferred income on extended warranty contracts, beginning of year	$412.6	$377.7	$347.4
Warranty costs accrued	135.0	106.8	86.6
Deferred income on extended warranty contracts sold	90.4	86.5	73.0
Warranty claims settled	(121.7)	(94.9)	(75.2)
Amortization of deferred income on extended warranty contracts	(65.5)	(63.5)	(55.3)
Increases (decreases) in warranty estimates made in prior years	14.2	(2.4)	3.0
foreign exchange translation effects	2.5	2.4	(1.8)

Balance of basic warranty costs accrued and deferred income on extended warranty contracts, end of year	467.5	412.6	377.7
Current portion included in current liabilities	155.6	137.3	141.3

Long-term warranty liability	$311.9	$275.3	$236.4

Guarantees and Commitments

Future minimum rental commitments under all non-cancelable operating leases with original terms in excess of one year in effect at December 31, 2007, are: $108.5 million in 2008; $84.7 million in 2009; $67.8 million in 2010; $55.2 million in 2011; $47.5 million in 2012; and $80.5 million thereafter, a total of $444.2 million. Net rental expense for all operating leases was $141.9 million, $129.8 million and $125.8 million for the years ended December 31, 2007, 2006 and 2005, respectively.

The Company has commitments and performance guarantees, including energy savings guarantees totaling $90.0 million extending from 2008 to 2027, under long-term service and maintenance contracts related to its air conditioning equipment and system controls. Through 2007 the Company has only experienced one insignificant loss under such arrangements and considers the probability of any significant future losses to be remote.

The Company fully and unconditionally guarantees the payment obligations under all the Company’s Senior Notes that were issued by its wholly-owned subsidiary, Trane U.S. Inc. The Company, Trane U.S. Inc., and Trane International Inc. guarantee obligations under the primary bank credit agreement. See Note 12—Debt.

Contingencies

General

The Company and certain of its subsidiaries are parties to a number of pending legal and tax proceedings. The Company is also subject to federal, state and local environmental laws and regulations and is involved in environmental proceedings concerning the investigation and remediation of various sites, including certain facilities in the process of being closed. In those instances where it is probable as a result of such proceedings that the Company will incur costs that can be reasonably determined, the Company has recorded a liability.

Litigation

In October 1999, in Haynes Trane Service Agency, Inc. and Frederick M. Haynes v. American Standard, Inc., d/b/a The Trane Company, in the United States District Court for the District of Colorado, verdicts were returned against the Company for a total of $18 million on the claim that it wrongfully terminated distribution agreements. On August 28, 2002, the appellate court ruled in favor of the Company and vacated the $18 million judgment. The appellate court also reinstated the Company’s counterclaims, including fraud, and remanded to the trial court limited portions of Haynes’ initial claims. On December 7, 2005, a jury in the United States District Court in Colorado returned a favorable verdict for the Company in its lawsuit alleging fraud by Haynes Trane Service Agency, Inc. (HTSA), a former distributor of the Company’s unitary air conditioning business. The jury also returned an advisory verdict recommending that the court award Fred Haynes $4.8 million, because the jurors concluded that the Company had wrongfully terminated an agency agreement with Mr. Haynes, the owner of HTSA, after discovering HTSA’s fraudulent activities in 1995. On October 25, 2006, the trial judge ruled that pursuant to equitable principles Mr. Haynes was not entitled to any portion of the jury’s advisory award and accordingly entered judgment in favor of the Company. On September 11, 2007, the trial court entered final judgment against Haynes and in favor of the Company on its fraud claim against HTSA in the amount of $4.75 million including pretrial interest. Haynes and HTSA filed notices of appeal on October 11, 2007, and the appeal is still pending.

In November 2004, the Company was contacted by the European Commission as part of a multi-company investigation into possible infringement of European Union competition law relating to the distribution of bathroom fixtures and fittings in certain European countries. On March 28, 2007, the Company, along with a number of other companies, received a Statement of Objections from the European Commission. The Statement of Objections, an administrative complaint, alleges infringements of European Union competition rules by numerous bathroom fixture and fittings companies, including the Company and certain of its European subsidiaries engaged in the Bath and Kitchen business. Certain of these legal entities were transferred to WABCO Holdings Inc. (“WABCO”) as part of a legal reorganization in connection with the spinoff of the Company’s Vehicle Control Systems business that occurred on July 31, 2007. The Company and certain of its subsidiaries and, in light of that legal reorganization, certain of WABCO’s subsidiaries will be jointly and severally liable for any fines that result from the investigation. However, pursuant to an Indemnification and Cooperation Agreement among the Company and certain other parties (the “Indemnification Agreement”), American Standard Europe BVBA renamed WABCO Europe BVBA (“ASE”), which is a subsidiary of WABCO following the reorganization, will be responsible for, and will indemnify the Company and its subsidiaries (including certain subsidiaries formerly engaged in the Bath and Kitchen business) and their respective affiliates against, any fines related to this investigation. The Company and the charged subsidiaries responded to the European Commission on August 1, 2007 and July 31, 2007, respectively. A hearing with the European Commission regarding the response to the Statement of Objections was conducted from November 12-14, 2007, in Brussels. ASE and other former Company subsidiaries participated in the hearing. The Company, however, did not participate in the hearing.

In 2006, the European Commission adopted new fining guidelines (the “2006 Guidelines”) and stated its intention to apply these guidelines in all cases in which a Statement of Objections is issued after September 2006. In applying the 2006 Guidelines, the European Commission retains considerable discretion in calculating the fine although the European Union regulations provide for a cap on the maximum fine equal to 10 percent of the parent company’s (i.e., the Company’s) worldwide revenue attributable to all of its products for the fiscal year prior to the year in which the fine is imposed. If the maximum fine is levied in 2008, the total liability could be approximately $1.1 billion based on the Company’s worldwide revenue in 2007, subject to a probable reduction for leniency of at least 20 percent provided ASE, as the leniency applicant, fulfilled all conditions set forth in the European Commission’s leniency notice. The Company is confident in ASE’s ability to satisfy its obligations under the Indemnification Agreement because WABCO’s capital structure includes sufficient funds available under its credit facilities and only a minimal amount of debt at December 31, 2007.

On February 23, 2005, the Company received a grand jury subpoena from the Antitrust Division of the U.S. Department of Justice seeking information primarily related to the sale and marketing of bathroom fittings by its European affiliates from January 1997 to the present. Because the Company has not been accused of any wrong- doing in this investigation, which is ongoing, the Company is unable to reasonably estimate the loss or range of loss that may result from it. The Company has cooperated fully with this investigation which has been dormant for over two years.

Also, in February 2005, the Company was named as a defendant in several lawsuits filed in the United States District Court for the Eastern District of Pennsylvania alleging that the Company and certain of its competitors conspired to fix prices for fittings and fixtures in the U.S. The federal cases were subsequently consolidated, and in June 2005 the plaintiffs filed an amended complaint in the federal action alleging that the Company conspired to fix prices for fixtures in the U.S. The amended complaint deleted reference to fittings and identified a somewhat different group of alleged co-conspirators as co-defendants. On September 22, 2005, the Company filed a motion to dismiss the complaint in the federal action, which was argued before the trial court on January 26, 2006. The other defendants in the federal action also filed motions to dismiss. On January 24, 2007, the trial judge granted the defendants’ motion for entry of judgment in favor of the defendants, dismissing the consolidated amended complaint with prejudice, and on February 20, 2007, the plaintiffs filed a Notice of Appeal of the trial judge’s order. Oral arguments in the appeal were held on January 28, 2008. While the Company cannot predict the outcome of this appeal with certainty, the Company believes that the plaintiffs’ underlying claims in this lawsuit were entirely without merit.

On or about June 5, 2007, the former distributor of Trane commercial products in Indonesia, PT Tatasolusi Pratama (“TSP”), filed suit in the South Jakarta District Court against the Company and four of the Company’s subsidiaries. The complaint alleges that the Company and its affiliates wrongfully terminated TSP’s alleged exclusive distributorship and appointed a subsidiary of the Company, defendant PT Trane Indonesia, as the new distributor. The complaint also alleges that the Company and its affiliates unlawfully acquired TSP’s customers. Finally, the complaint alleges that the Company and one of its subsidiaries violated a 1990 shareholder agreement and supplemental documents with TSP and its Singapore parent, Solutions Pte., by failing to form a business entity in Indonesia to market Trane products. In total, the complaint seeks approximately $69 million in damages. The Company and its subsidiaries intend to vigorously contest the allegations raised in the Complaint, which it believes lack merit, therefore, a liability related to this matter has not been recorded. On October 23, 2007, the Company and two affiliates filed a Statement of Claim in the High Court of the Republic of Singapore against TSP. The Statement of Claim seeks declarations that none of the defendants has an interest in the distribution of Trane products, or any rights of any kind, arising out of the 1990 shareholder agreement and related agreements, as well as injunctions restraining the defendants from commencing and/or maintaining lawsuits in Singapore and elsewhere in relation to an interest in the distribution of Trane products, or rights of any kind, allegedly arising out of the 1990 shareholder agreement and related agreements. The grant of such an injunction would effectively prohibit TSP and Solutions Pte. from continuing to prosecute the Indonesian litigation.

The Company believes that the resolution of the litigation matters described above will not have a material adverse effect on the financial position, liquidity or results of operations of the Company. The Company has not recorded a liability related to these matters.

Asbestos Litigation

Over the years, the Company has been named as a defendant in numerous lawsuits alleging various asbestos-related personal injury claims arising primarily from its historical sales of boilers and railroad brake shoes.

In these asbestos-related lawsuits, the Company is usually named as one of a large group of defendants. Many of these lawsuits involve multiple claimants, do not specifically identify the injury or disease for which damages are sought and/or do not allege a connection between any Company product and a claimed injury or disease. As a result, numerous lawsuits have been placed, and may remain on, inactive or deferred dockets, which some jurisdictions have established.

Accounting for Asbestos-related Contingencies

The Company has retained Dr. Francine F. Rabinovitz of Hamilton, Rabinovitz & Associates, Inc. (“HR&A”) to assist it in calculating an estimate of the Company’s total liability for pending and unasserted potential future asbestos-related claims through 2055, which is the consultant’s reasonable best estimate of the time it will take to resolve all of the Company’s asbestos-related claims. The liability estimate is calculated on a pre-tax basis, is not discounted for the time value of money, and excludes legal fees which are recorded as expense in the period incurred. Dr. Rabinovitz is an expert in performing complex calculations such as this. She has been involved in a number of asbestos-related valuations of current and future liabilities, and her valuation methodologies have been accepted by numerous courts.

The methodology used by HR&A to project the Company’s total liability for pending and unasserted potential future asbestos-related claims relied upon and included the following factors:

•	HR&A’s interpretation of a widely accepted forecast of the population likely to have been exposed to asbestos;

•	epidemiological studies estimating the number of people likely to develop asbestos-related diseases;

•

HR&A’s analysis of the number of people likely to file an asbestos-related personal injury claim against the Company based on such epidemiological data and the Company’s most recent five-year claims history;

•	an analysis of the Company’s pending cases, by type of injury claimed;

•	an analysis of the Company’s most recent five-year history to determine the average settlement value of claims, by type of injury claimed;

•	an adjustment for inflation in the future average settlement value of claims, at a 3 percent annual inflation rate; and

•	an analysis of the period over which the Company has and is likely to resolve asbestos-related claims against it in the future.

The Company’s total accrual for asbestos-related liabilities at December 31, 2007 and 2006 is $641.2 million and $665.8 million, respectively. The decrease of $24.6 million in 2007 was due primarily to claims payments made by the Company during the year.

Asbestos Claims Activity

From receipt of the first asbestos claim more than twenty years ago through December 31, 2007, the Company has resolved 61,002 (by settlement or dismissal) claims. The Company and its insurance carriers have paid settlements of approximately $109.0 million, which represents an average payment per resolved claim of $1,786. During 2007, 3,019 new claims were filed against the Company, 1,826 claims were dismissed and 740 claims were settled. At December 31, 2007, there are 105,023 open claims pending against the Company. Because claims are frequently filed and settled in large groups, the amount and timing of settlements, as well as the number of open claims, can fluctuate significantly from period to period.

The table below provides additional information regarding asbestos-related claims filed against the Company, reflecting updated information for all periods.

	2007	2006	2005	Cumulative Total
Open Claims—January 1,	104,570	113,730	118,381	N/A
New claims filed	3,019	4,440	10,972	173,654
Claims settled	(740)	(848)	(954)	(10,739)
Claims dismissed	(1,826)	(12,751)	(14,544)	(50,263)
Inactive claims	—	(1)	(125)	(7,629)

Open Claims—December 31	105,023	104,570	113,730	N/A

Asbestos Insurance Recovery

The Company is in litigation against certain carriers whose policies it believes provide coverage for asbestos claims. The insurance carriers named in this suit are challenging the Company’s right to recovery. The Company filed the action in April 1999 in the Superior Court of New Jersey, Middlesex County, against various primary and lower layer excess insurance carriers, seeking coverage for environmental claims (the “NJ Litigation”). The NJ Litigation was later expanded to also seek coverage for asbestos related liabilities from twenty-one primary and lower layer excess carriers and underwriting syndicates. On September 19, 2005, the court granted the Company’s motion to add 16 additional insurers and 117 new insurance policies to the NJ Litigation. The court also required the parties to submit all contested matters to mediation. The Company engaged in its first mediation session with the NJ Litigation defendants on January 18, 2006 and has engaged in active discussions since that time. During the mediation, the parties agreed to extensions of discovery deadlines and stays of discovery except for discovery necessary to facilitate the mediation process. The continued stay of discovery was confirmed by agreement at the most recent status conference with the court and the mediator, which took place on November 26, 2007.

With the addition of the parties and policies referred to above, the NJ Litigation would resolve the coverage issues with respect to approximately 94 percent of the recorded receivable. The remaining six percent of the recorded receivable relates to policies for which the Company has not sought resolution of coverage because such policies were issued by parties whose coverage obligations are triggered at higher excess layers that are not expected to be reached in the near future. At December 31, 2007, 92 percent of the insurance recovery receivables is with carriers rated A or better by AM Best. This percentage excludes amounts that have been settled but not yet collected.

The Company estimates and records a receivable for amounts recoverable from its insurance carriers for asbestos claims that have been settled and paid, the reimbursable portion of incurred legal expenses, and the probable reimbursements relating to its estimated liability for pending and future claims. In calculating this amount, the Company uses the estimated asbestos liability for pending and projected future claims calculated by HR&A. It also considers the amount of insurance available, gaps in coverage, applicable deductibles, allocation methodologies, solvency ratings and credit-worthiness of the insurers, the published dividend rates of insolvent insurers, amounts already recovered from insurers, and estimated annual legal fees. In addition, the Company and its advisors continually monitor the status of pending litigation that could impact the allocation of claims against the company’s various insurance policies. The aggregate amount of the stated limits in insurance policies available to the Company for asbestos-related claims, acquired over many years and from many different carriers, is substantial, significantly exceeding the projected liability against the Company. However, limitations in that coverage, primarily due to gaps in coverage, deductibles associated with the policies, and settlements for less than the full coverage limits with carriers in insolvency proceedings and carriers with questionable credit-worthiness (“Gaps, Deductibles and Discounts”) are expected to result in the projected total liability to claimants and related expenses exceeding the probable insurance recovery.

The Company has concluded that its insurance receivable is probable of recovery because of the aforementioned information and the following factors:

•

the success of other companies in collecting under their insurance policies in comparable circumstances. The Company has reviewed numerous situations involving other companies and concluded that the Company’s facts and circumstances support collection;

•	the Company’s confidence in its right to recovery under the terms of its policies and pursuant to applicable law;

•

the nature of the issues raised in the New Jersey Litigation, in which the insurer defenses have been primarily focused on which insurance company should pay, not whether the claims themselves are covered under the numerous policies. Disagreements among carriers concerning which one is responsible for which claim are not unique to the Company where, as here, the policy holder has multiple lines of coverage potentially available to it; and

•

the Company’s recent experience in managing asbestos-related claims and insurance recoveries and settlements of such claims. The Company continues to receive payments on its remaining primary coverage and has reached several settlements with excess carriers. The Company’s settlements in the NJ Litigation with various individual carriers and syndicates where the Company’s claims were the subject of litigation to date have reached approximately $103 million.

Asbestos Receivable

The total asbestos receivable is $342.9 million and $385.8 million at December 31, 2007 and 2006, respectively. The receivable decreased in 2007 primarily as a result of cash payments received from insurance companies of $55.5 million, partially offset by the recoverable portion of incurred legal expenses of $3.5 million and favorable settlements not yet recovered of $9.1 million.

Critical Accounting Assumptions

The amounts recorded by the Company for asbestos-related liability and insurance-related receivables rely on assumptions that are based on currently known facts and strategy. The Company’s actual expenses or insurance recoveries could be significantly higher or lower than those recorded if assumptions used in the Company’s or HR&A’s calculations vary significantly from actual results. Key variables in these assumptions are identified above and include the number and type of new claims filed each year, the average cost of resolving claims, average annual defense costs, the resolution of coverage issues among insurance carriers, and the solvency risk with respect to the Company’s insurance carriers. Furthermore, predictions with respect to these variables are subject to greater uncertainty as the projection period lengthens. Other factors that may affect the Company’s liability and ability to recover under its insurance policies include uncertainties surrounding the litigation process from jurisdiction to jurisdiction and from case to case, reforms that may be made by state and federal courts, and the passage of the state or federal tort reform legislation. The Company reviews these assumptions on a periodic basis to determine whether any adjustments are required to the estimate of its recorded asbestos-related liability and the related insurance receivable. The Company may also adjust these estimates based upon the outcome of court-ordered mediation referenced above and/or expected settlement discussions.

The Company does not believe that asbestos payment to claimants, net of insurance recoveries, will have a material adverse effect on its financial condition or liquidity in any particular year or in the aggregate.

Adjustments, if any, to the Company’s estimate of its recorded asbestos-related liability and/or insurance receivable could be material to operating results for the periods in which the adjustments to the liability or receivable are recorded.

NOTE 16. Goodwill

The following table summarizes the changes in the carrying amount of goodwill for the years ended December 31, 2007 and 2006, respectively.

	2007	2006
Balance, beginning of year	$305.2	$305.3
Acquisitions	6.5	—
Dispositions	—	(1.0)
Foreign exchange translation	6.8	0.9

Balance, end of year	$318.5	$305.2

NOTE 17. Segment and Geographic Information

Segment Information

Trane is a global manufacturer of commercial and residential HVAC equipment, systems and controls. It also provides after-market parts to the HVAC industry, contracting for the installation and maintenance of commercial HVAC systems featuring its products, and service for its commercial products and those of other manufacturers. The Company’s operations are organized and managed as two divisions: Commercial Systems, a global business, and Residential Systems, a North American regional business, each reporting directly to the chief executive officer with discrete financial information. However, these divisions are not organized on a purely product-line basis. Commercial Systems manufactures and distributes, on a global basis, commercial applied and commercial unitary equipment, controls and building automation systems, after-market parts, including both commercial and residential parts, and outside North America, residential air conditioning products. Commercial Systems also installs and provides services for its products and those of other HVAC manufacturers. Residential Systems manufactures primarily residential HVAC products (air conditioners, furnaces, and related accessories and controls) and distributes both residential and commercial unitary products in North America.

Commercial and residential products may vary in size and capability, but provide the same basic function in a similar manner, are based upon the same general technology and are generally subject to the same regulations relating to refrigerants, energy conservation and safety. Both Commercial Systems and Residential Systems manufacture commercial unitary and residential units. Although the applied equipment is manufactured by commercial systems, may be more customized and take more time to manufacture than commercial unitary and residential units, the manufacturing processes utilized for all of this equipment are very similar in terms of the types of raw materials and components used in production. Both commercial and residential equipment is sold through independent distributors and directly to contractors or end-users. Applied equipment is primarily sold directly to contractors and unitary and residential equipment are sold directly to contractors, end users and to regional distributors. As a result of these overlaps, the gross margins of the Commercial Systems and Residential Systems divisions are similar and, in accordance with the aggregation criteria of Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, for segment reporting purposes Commercial Systems and Residential Systems are aggregated into a single reportable segment.

Geographic Information

	Sales(1)			Long-Lived Assets (2)
	Year Ended December 31,			December 31,
(Dollars in millions)	2007	2006	2005	2007	2006
United States	$5,411.2	$4,962.9	$4,461.7	$1,044.4	$998.7
Europe	569.8	473.3	411.8	91.3	84.0
Other	1,468.6	1,321.9	1,141.2	166.2	133.6

	$7,449.6	$6,758.1	$6,014.7	$1,301.9	$1,216.3

(1)	Sales from external customers are classified by country of destination.
(2)	Long-lived assets are comprised of facilities, goodwill, and other intangible assets which are classified as other assets in the accompanying consolidated balance sheet.

NOTE 18. Supplemental Consolidating Condensed Financial Information

All of the Company’s Senior Notes were issued by its 100 percent-owned subsidiary, Trane U.S. Inc. Trane Inc. (the “Parent Company”) and Trane International Inc. fully and unconditionally guarantee the payment obligations under these securities (the Company’s “Public Debt”). In lieu of providing separate audited financial statements for Trane U.S. Inc., the Company has included the accompanying audited consolidating condensed financial information. Management believes that separate financial statements of Trane U.S. Inc. are not material to investors. The following supplemental financial information sets forth, on an unconsolidated basis, statements of income and statements of cash flows for the years ended December 31, 2007, 2006 and 2005, and balance sheets as of December 31, 2007 and 2006 for the Parent Company, Trane U.S. Inc., Trane International Inc., and the subsidiaries of the Parent Company which are not subsidiaries of Trane U.S. Inc. or Trane International Inc. (the “Other Subsidiaries”). None of the Other Subsidiaries guarantees the Public Debt of Trane U.S. Inc. The equity method of accounting is used to reflect investments of the Parent Company in Trane U.S. Inc. and Other Subsidiaries.

CONSOLIDATING CONDENSED STATEMENTS OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2007

(Dollars in millions)	Parent Company	Trane U.S. Inc.	Trane Int’l Inc.	Other Subsidiaries	Eliminations	Consolidated Total
Sales	$—	$5,289.0	$2,456.1	$19.5	$(315.0)	$7,449.6
Cost of sales	—	3,750.0	1,881.7	22.6	(322.4)	5,331.9
Selling and administrative expenses	—	1,074.6	330.1	0.3	(4.8)	1,400.2

Operating income (loss)	—	464.4	244.3	(3.4)	12.2	717.5
Other (income) expense	—	30.6	(15.9)	(21.4)	12.2	5.5
Interest expense	—	100.3	9.3	—	—	109.6
Intercompany interest (income) expense	—	75.8	(75.8)	—	—	—

Income from continuing operations before income taxes and equity in net income of consolidated subsidiaries	—	257.7	326.7	18.0	—	602.4
Income taxes	—	61.1	134.2	6.9	—	202.2
Equity in net income of consolidated subsidiaries	286.3	—	—	—	(286.3)	—

Income from continuing operations	286.3	196.6	192.5	11.1	(286.3)	400.2
Income (loss) from discontinued operations, net of income taxes	—	(249.0)	135.1	—	—	(113.9)

Net income (loss)	$286.3	$(52.4)	$327.6	$11.1	$(286.3)	$286.3

CONSOLIDATING CONDENSED BALANCE SHEETS AS OF DECEMBER 31, 2007

(Dollars in millions)	Parent Company	Trane U.S. Inc.	Trane Int’l Inc.	Other Subsidiaries	Eliminations	Consolidated Total
ASSETS
Current assets:
Cash and cash equivalents	$2.2	$631.7	$265.1	$3.5	$—	$902.5
Accounts receivable	—	689.2	449.2	0.1	—	1,138.5
Inventories	—	500.8	196.5	—	—	697.3
Other current assets	—	260.8	52.4	0.9	—	314.1

Total current assets	2.2	2,082.5	963.2	4.5	—	3,052.4
Facilities	—	690.4	142.6	—	—	833.0
Goodwill	—	181.5	137.0	—	—	318.5
Investment in subsidiaries	3,051.9	—	—	—	(3,051.9)	—
Other long-term assets		898.4	(12.1)	7.1	—	893.4

Total assets	$3,054.1	$3,852.8	$1,230.7	$11.6	$(3,051.9)	$5,097.3

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Loans payable and current maturities of long-term debt	$—	$343.2	$29.1	$—	$—	$372.3
Other current liabilities	—	515.0	1,329.7	22.1		1,866.8

Total current liabilities	—	858.2	1,358.8	22.1	—	2,239.1
Long-term debt	—	686.5	0.7	—	—	687.2
Post-retirement benefits	—	289.8	21.7	—	—	311.5
Intercompany accounts	2,515.9	2,705.0	(4,980.9)	(240.0)	—	—
Other long-term liabilities	—	1,096.6	42.0	182.7	—	1,321.3

Total liabilities	2,515.9	5,636.1	(3,557.7)	(35.2)	—	4,559.1
Total shareholders’ equity (deficit)	538.2	(1,783.3)	4,788.4	46.8	(3,051.9)	538.2

Total liabilities and shareholders’ equity (deficit)	$3,054.1	$3,852.8	$1,230.7	$11.6	$(3,051.9)	$5,097.3

CONSOLIDATING CONDENSED STATEMENTS OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2006

(Dollars in millions)	Parent Company	Trane U.S. Inc.	Trane Int’l Inc.	Other Subsidiaries	Eliminations	Consolidated Total
Sales	$—	$4,829.8	$2,329.7	$16.6	$(418.0)	$6,758.1
Cost of sales	—	3,300.6	1,865.9	18.8	(389.2)	4,796.1
Selling and administrative expenses	—	1,009.7	306.3	0.2	(4.2)	1,312.0

Operating income (loss)	—	519.5	157.5	(2.4)	(24.6)	650.0
Other (income) expense	—	106.9	(78.2)	(12.3)	(24.6)	(8.2)
Interest expense	—	103.6	11.0	—	—	114.6
Intercompany interest (income) expense	—	52.8	(52.8)	—	—	—

Income from continuing operations before income taxes and equity in net income of consolidated subsidiaries	—	256.2	277.5	9.9	—	543.6
Income taxes	—	151.2	4.4	2.1	—	157.7
Equity in net income of consolidated subsidiaries	541.0	—	—	—	(541.0)	—

Income from continuing operations	541.0	105.0	273.1	7.8	(541.0)	385.9
Income from discontinued operations, net of income taxes	—	39.8	115.3	—	—	155.1

Net income	$541.0	$144.8	$388.4	$7.8	$(541.0)	$541.0

CONSOLIDATING CONDENSED BALANCE SHEETS AS OF DECEMBER 31, 2006

(Dollars in millions)	Parent Company	Trane U.S. Inc.	Trane Int’l Inc.	Other Subsidiaries	Eliminations	Consolidated Total
ASSETS
Current assets:
Cash and cash equivalents	$0.5	$5.2	$224.2	$3.0	$—	$232.9
Accounts receivable	—	568.0	338.9	23.4	—	930.3
Inventories	—	513.3	178.6	—	—	691.9
Other current assets	—	292.9	91.1	5.9	—	389.9
Assets of discontinued operations	—	256.7	3,140.4	—	—	3,397.1

Total current assets	0.5	1,636.1	3,973.2	32.3	—	5,642.1
Facilities	—	646.2	112.5	—	—	758.7
Goodwill	—	175.0	130.2	—	—	305.2
Investment in subsidiaries	2,981.9	—	—	—	(2,981.9)	—
Other long-term assets	—	686.7	20.4	9.4	—	716.5

Total assets	$2,982.4	$3,144.0	$4,236.3	$41.7	$(2,981.9)	$7,422.5

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Loans payable and current maturities of long-term debt	$—	$86.2	$14.4	$—	$—	$100.6
Other current liabilities	—	653.3	853.8	20.3	—	1,527.4
Liabilities of discontinued operations	—	91.1	1,692.2	—	—	1,783.3

Total current liabilities	—	830.6	2,560.4	20.3	—	3,411.3
Long-term debt	—	1,441.0	102.4	—	—	1,543.4
Post-retirement benefits	—	343.2	(8.4)	—	—	334.8
Intercompany accounts	2,058.9	34.7	(1,186.6)	(200.5)	(706.5)	—
Intercompany accounts—discontinued operations	—	12.7	(719.2)	—	706.5	—
Other long-term liabilities	—	960.7	59.5	189.3	—	1,209.5

Total liabilities	2,058.9	3,622.9	808.1	9.1	—	6,499.0
Total shareholders’ equity (deficit)	923.5	(478.9)	3,428.2	32.6	(2,981.9)	923.5

Total liabilities and shareholders’ equity (deficit)	$2,982.4	$3,144.0	$4,236.3	$41.7	$(2,981.9)	$7,422.5

CONSOLIDATING CONDENSED STATEMENTS OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2005

(Dollars in millions)	Parent Company	Trane U.S. Inc.	Trane Int’l Inc.	Other Subsidiaries	Eliminations	Consolidated Total
Sales	$—	$4,334.6	$2,077.9	$13.7	$(411.5)	$6,014.7
Cost of sales	—	3,009.9	1,694.6	15.7	(411.3)	4,308.9
Selling and administrative expenses	—	908.2	286.3	0.4	(3.7)	1,191.2

Operating income (loss)	—	416.5	97.0	(2.4)	3.5	514.6
Other (income) expense	—	80.1	(90.4)	(6.7)	3.5	(13.5)
Interest expense	—	111.3	2.0	—	—	113.3
Intercompany interest (income) expense	—	16.1	(16.1)	—	—	—

Income from continuing operations before income taxes and equity in net income of consolidated subsidiaries	—	209.0	201.5	4.3	—	414.8
Income taxes	—	74.8	19.3	1.5	—	95.6
Equity in net income of consolidated subsidiaries	556.3	—	—	—	(556.3)

Income from continuing operations	556.3	134.2	182.2	2.8	(556.3)	319.2
Income from discontinued operations, net of income taxes	—	31.8	205.3	—	—	237.1

Net income	$556.3	$166.0	$387.5	$2.8	$(556.3)	$556.3

CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOW

FOR THE YEAR ENDED DECEMBER 31, 2007

(Dollars in millions)	Parent Company	Trane U.S. Inc.	Trane Int’l Inc.	Other Subsidiaries	Consolidated Total
Net cash provided (used) by operating activities	$—	$637.4	$(552.0)	$194.3	$279.7
Net cash provided by investing activities	—	1,433.2	79.2	—	1,512.4
Net cash provided (used) by financing activities	1.7	(1,523.0)	512.9	(193.8)	(1,202.2)
Effect of exchange rate changes on cash and cash equivalents	—	—	18.8	—	18.8

Net increase in cash and cash equivalents	1.7	547.6	58.9	0.5	608.7
Cash and cash equivalents at beginning of year	0.5	8.9	281.4	3.0	293.8

Cash and cash equivalents at end of year	$2.2	$556.5	$340.3	$3.5	$902.5

FOR THE YEAR ENDED DECEMBER 31, 2006

(Dollars in millions)	Parent Company	Trane U.S. Inc.	Trane Int’l Inc.	Other Subsidiaries	Consolidated Total
Net cash provided by operating activities	$—	$47.4	$620.9	$38.0	$706.3
Net cash used by investing activities	—	(144.5)	(91.2)	—	(235.7)
Net cash provided (used) by financing activities	0.4	(35.7)	(508.6)	(37.6)	(581.5)
Effect of exchange rate changes on cash and cash equivalents	—	—	14.0	—	14.0

Net increase (decrease) in cash and cash equivalents	0.4	(132.8)	35.1	0.4	(96.9)
Cash and cash equivalents at beginning of year	0.1	141.7	246.3	2.6	390.7

Cash and cash equivalents at end of year	$0.5	$8.9	$281.4	$3.0	$293.8

Cash reported in discontinued operations	$—	$3.7	$57.2	$—	$60.9

FOR THE YEAR ENDED DECEMBER 31, 2005

(Dollars in millions)	Parent Company	Trane U.S. Inc.	Trane Int’l Inc.	Other Subsidiaries	Consolidated Total
Net cash provided by operating activities	$—	$197.9	$566.6	$55.9	$820.4
Net cash used by investing activities	—	(141.8)	(181.5)	—	(323.3)
Net cash provided (used) by financing activities	—	94.0	(368.1)	(56.1)	(330.2)
Effect of exchange rate changes on cash and cash equivalents	—	—	(5.6)	—	(5.6)

Net increase (decrease) in cash and cash equivalents	—	150.1	11.4	(0.2)	161.3
Cash and cash equivalents at beginning of year	0.1	(8.4)	234.9	2.8	229.4

Cash and cash equivalents at end of year	$0.1	$141.7	$246.3	$2.6	$390.7

Cash reported in discontinued operations	$—	$3.7	$68.2	$—	$71.9

Quarterly Data (Unaudited)

Year 2007

(Dollars in millions, except per share data)	First(a)	Second(a)	Third(a)	Fourth(a)
Sales	$1,607.5	$2,037.7	$1,982.0	$1,822.4
Cost of sales	1,151.3	1,432.8	1,403.9	1,343.9
Income from continuing operations before income taxes	91.7	227.2	194.5	89.0
Income taxes	34.5	76.0	65.3	26.4

Income from continuing operations applicable to common shares	57.2	151.2	129.2	62.6
Income (loss) from discontinued operations, net of income taxes	116.1	24.8	(67.3)	(187.5)

Net income	$173.3	$176.0	$61.9	$(124.9)

Net income per common share:
Basic:
Income from continuing operations	$0.29	$0.75	$0.65	$0.32
Income (loss) from discontinued operations	$0.57	$0.12	$(0.34)	$(0.97)
Net income	$0.86	$0.87	$0.31	$(0.65)
Diluted:
Income from continuing operations	$0.28	$0.73	$0.63	$0.32
Income (loss) from discontinued operations	$0.56	$0.11	$(0.33)	$(0.95)
Net income	$0.84	$0.84	$0.30	$(0.63)
Average number of common shares:
Basic	200.6	202.8	199.5	193.2
Diluted	206.2	208.4	204.5	198.0

Year 2006 (Unaudited)

(Dollars in millions, except per share data)	First (b)	Second (b)	Third (b)	Fourth (b)
Sales	$1,463.4	$1,858.5	$1,840.0	$1,596.2
Cost of sales	1,054.4	1,292.6	1,304.1	1,145.0
Income from continuing operations before income taxes	62.4	205.0	178.8	97.4
Income taxes	20.0	59.0	55.7	23.0

Income from continuing operations applicable to common shares	42.4	146.0	123.1	74.4
Income from discontinued operations, net of income taxes	41.7	45.7	27.8	39.9

Net income	$84.1	$191.7	$150.9	$114.3

Net income per common share:
Basic:
Income from continuing operations	$0.21	$0.72	$0.62	$0.37
Income from discontinued operations	$0.20	$0.23	$0.14	$0.20
Net income	$0.41	$0.95	$0.76	$0.57
Diluted:
Income from continuing operations	$0.20	$0.71	$0.60	$0.36
Income from discontinued operations	$0.20	$0.22	$0.14	$0.20
Net income	$0.40	$0.93	$0.74	$0.56
Average number of common shares:
Basic	205.1	202.4	199.8	199.5
Diluted	209.6	207.1	204.2	204.4

(a) The Company completed the spinoff of its Vehicle Control Systems business on July 31, 2007 and completed the sale of its Bath and Kitchen business on October 31, 2007. Accordingly, the Vehicle Control

Systems and Bath and Kitchen businesses have been reported as discontinued operation for all periods presented. Income from discontinued operations in the first quarter of 2007 includes a gain of $56.8 million ($80.8 million before tax) related to the sale of the Armitage Venesta business of Bath and Kitchen. Income from discontinued operations in the fourth quarter of 2007 includes a loss of $190.1 million ($53.1 million before tax) related to the sale of Bath and Kitchen.

(b) The first quarter of 2007 includes operational consolidation expenses of $0.3 million ($0.2 million after tax); the second quarter of 2007 includes operational consolidation expenses of $0.9 million ($0.5 million after tax); the third quarter of 2007 includes operational consolidation expenses of $1.3 million ($1.0 million after tax) and the fourth quarter of 2007 includes operational consolidation expenses of $0.1 million ($0.3 million after tax. Income taxes in the first quarter included $1.2 million ($.01 per diluted share) of tax expense from tax items; income taxes in the second quarter of 2007 included $1.7 million ($.01 per diluted share) of tax benefits primarily associated with foreign audit settlements and the expiration of statute of limitations; income taxes in the third quarter of 2007 included tax costs of $1.9 ($.01 per diluted share) million, which included adjustments of the 2006 tax provision to the final filed tax return and income taxes in the fourth quarter included $5.9 million ($.03 per diluted share) of tax benefits primarily related to foreign audit settlements.

(c) The first quarter of 2006 includes operational consolidation expenses of $0.6 million ($0.4 million after tax); the second quarter of 2006 includes a benefit from operational consolidation expenses of $0.5 million ($0.4 million after tax); the third quarter of 2006 includes operational consolidation expenses of $0.5 million ($0.4 million after tax) and the fourth quarter of 2006 includes operational consolidation expenses of $1.5 million ($1.0 million after tax). Income taxes in the first quarter of 2006 included net tax expense of $0.1 million from miscellaneous tax items; income taxes in the second quarter of 2006 included a tax benefit of $6.5 million which primarily related to the reduction of a tax contingency as a result of an expiring statute of limitations in a jurisdiction outside of the United States; income taxes in the third quarter of 2006 included $1.4 million of tax benefits primarily related to adjustments to the 2005 tax provision to agree to the final tax return and income taxes in the fourth quarter included $12.1 million of benefits primarily related to adjustments related to tax contingencies and valuation allowances. The fourth quarter of 2006 includes a $15.4 million gain associated with the sale of assets and income taxes include $5.1 million of taxes associated with the sale.

The sum of each line for the four quarters does not necessarily equal the amount reported for the full year because of rounding and, for per share amounts, because of the effect of averaging the shares used in the calculation.